Exhibit 2

Execution Version

CONTRIBUTION AGREEMENT

BY AND AMONG

BBTS BORROWER LP,

SOUTHCROSS ENERGY LLC

AND

SOUTHCROSS HOLDINGS LP

DATED AS OF JUNE 11, 2014

i

5.17	Employee Matters	22
5.18	Benefit Plans	23
5.19	Insurance Coverage	26
5.20	Intellectual Property	26
5.21	Customers and Suppliers	26
5.22	Current Business	26
5.23	Condemnation; Casualty Loss	26
5.24	Books and Records	26
5.25	No Representations or Warranties Implied; Independent Investigation; Forecasts	27

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF SOUTHCROSS REGARDING SOUTHCROSS	28
6.1	Organization and Good Standing	28
6.2	Power and Authority	28
6.3	No Conflict; Consents	28
6.4	SXE Interests	29
6.5	Financial Advisors	29
6.6	No Litigation	29
6.7	Acquisition of Membership Interests	29

ARTICLE VII	REPRESENTATIONS AND WARRANTIES OF SOUTHCROSS REGARDING THE SXE GROUP AND THE SXE BUSINESS	30
7.1	Organization and Qualification	30
7.2	Capitalization	31
7.3	No Conflict; Consents	32
7.4	Southcross Financial Statements	32
7.5	Liabilities; Indebtedness	33
7.6	Title to Properties and Assets; Easements	33
7.7	Contracts	34
7.8	Permits	35
7.9	Environmental Matters	36
7.10	Taxes	36
7.11	Compliance with Law	38
7.12	Governmental Approvals	38
7.13	Proceedings	38
7.14	Absence of Changes	39
7.15	Transactions with Interested Persons	40
7.16	Financial Advisors	40
7.17	Employee Matters	41
7.18	Benefit Plans	41
7.19	Insurance Coverage	44
7.20	Intellectual Property	45
7.21	Customers and Suppliers	45
7.22	Current Business	45
7.23	Condemnation; Casualty Loss	45
7.24	Books and Records	45
7.25	No Representations or Warranties Implied; Independent Investigation; Forecasts	45

ARTICLE VIII	COVENANTS OF THE PARTIES	47
8.1	Conduct of the Business	47
8.2	Access to Books and Records	47

8.3	Contact with Customers and Suppliers	48
8.4	Closing Efforts	48
8.5	Notification	49
8.6	Conditions	49
8.7	Preparation of Supporting Documents	49
8.8	Transaction Expenses	49
8.9	Exclusivity	49
8.10	Publicity	50
8.11	Confidentiality	50
8.12	Right of First Offer for Excluded TexStar Assets	50
8.13	Tax Matters	51
8.14	Series A Change of Control Offer	57
8.15	Mutual Releases	57
8.16	Restructuring	58
8.17	Financing	58

ARTICLE IX	TERMINATION	59
9.1	Grounds for Termination	59
9.2	Effect of Termination	59

ARTICLE X	INDEMNIFICATION	60
10.1	Indemnification by BBTS	60
10.2	Indemnification by Southcross	60
10.3	Survival	61
10.4	Third Person Claims	62
10.5	Direct Claims	63
10.6	Basket; Indemnification Cap	63
10.7	Calculation of Losses	64
10.8	Other Limitations	64
10.9	Payment of Indemnification by a Party	65

ARTICLE XI	MISCELLANEOUS	66
11.1	Governing Law; Venue; Waiver of Jury Trial	66
11.2	Third-Party Beneficiaries	67
11.3	No Partnership	67
11.4	Assignment	67
11.5	Entire Agreement	68
11.6	Amendment	68
11.7	Notices	68
11.8	Waiver	70
11.9	Severability	71
11.10	Conspicuousness of Provisions	71
11.11	Deliveries to a Party	71
11.12	Counterparts; Delivery	71
11.13	Representation by Counsel	71
11.14	Time of the Essence	71
11.15	Schedules	72

Exhibits

Exhibit A – Definitions

Exhibit B – Drop-Down Agreement

Exhibit C – LLC Agreement

Exhibit D – LP Agreement

Exhibit E – Sample Balance Sheet

Schedules

Schedule 1.1(a)	Excluded TexStar Assets
Schedule 1.1(b)	Knowledge (BBTS)
Schedule 1.1(c)	Knowledge (Southcross)
Schedule 1.1(d)	TexStar Capex Budget
Schedule 3.1(b)	Closing Consents (BBTS)
Schedule 3.2(b)	Closing Consents (Southcross)
Schedule 4.3	No Conflicts; Consents
Schedule 4.5	Financial Advisors
Schedule 5.2	Capitalization
Schedule 5.3	No Conflicts; Consents
Schedule 5.5(a)	No Undisclosed Liabilities
Schedule 5.5(b)	Third Party Debt
Schedule 5.5(c)	Liabilities to Affiliates
Schedule 5.6	Sufficiency of Assets
Schedule 5.7(a)(i)	Current Contracts
Schedule 5.7(a)(ii)	TexStar Contracts
Schedule 5.9	Environmental Matters
Schedule 5.10	Taxes
Schedule 5.12	Governmental Approvals
Schedule 5.13	Proceedings
Schedule 5.14	Absence of Changes
Schedule 5.15	Transactions with Interested Persons
Schedule 5.16	Financial Advisors
Schedule 5.17	Employee Matters
Schedule 5.18(a)	Benefit Plans
Schedule 5.18(b)	Qualified Benefit Plans
Schedule 5.18(h)	Post-Employment Benefit Plans
Schedule 5.18(m)	Conflicts with Benefit Plans
Schedule 5.19	Insurance
Schedule 5.20	Intellectual Property
Schedule 5.21	Customers and Suppliers
Schedule 5.22	Current Business
Schedule 6.3	No Conflict; Consents
Schedule 6.5	Financial Advisors
Schedule 7.2	Capitalization

Schedule 7.3	No Conflicts; Consents
Schedule 7.5(a)	No Undisclosed Liabilities
Schedule 7.5(b)	Third Party Debt
Schedule 7.5(c)	Liabilities to Affiliates
Schedule 7.6	Sufficiency of Assets
Schedule 7.7	SXE Contracts
Schedule 7.9	Environmental Matters
Schedule 7.12	Government Approvals
Schedule 7.13	Proceedings
Schedule 7.14	Absence of Changes
Schedule 7.15	Transactions with Interested Persons
Schedule 7.16	Financial Advisors
Schedule 7.17	Employee Matters
Schedule 7.18(a)	Benefit Plans
Schedule 7.18(b)	Qualified Benefit Plans
Schedule 7.18(h)	Post-Employment Benefit Plans
Schedule 7.18(m)	Conflicts with Benefit Plans
Schedule 7.19	Insurance
Schedule 7.20	Intellectual Property
Schedule 7.21	Customers and Suppliers
Schedule 7.22	Current Business
Schedule 8.1(a)	Conduct of Business
Schedule 8.16	Rich Gas System

v

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is made as of June 11, 2014, by and among BBTS Borrower LP, a Delaware limited partnership (“BBTS”), Southcross Energy LLC, a Delaware limited liability company (“Southcross”), and Southcross Holdings LP, a Delaware limited partnership (the “Company”). BBTS, Southcross and the Company are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, as of the date hereof, BBTS owns (a) 100% of the outstanding limited partnership interest (the “Company LP Interest”) in the Company and (b) 100% of the outstanding limited liability company interest (the “Company GP Interest” and, together with the Company LP Interest, the “Company Interests”)) in Southcross Holdings GP LLC, a Delaware limited liability company and the sole general partner of the Company (“Holdings GP”);

WHEREAS, as of the date hereof, BBTS owns (a) 100% of the outstanding limited partnership interest (the “TexStar LP Interest”) in TexStar Midstream Services, LP, a Texas limited partnership (“TexStar LP”), and (b) 100% of the outstanding limited liability company interest (the “TexStar GP Interest” and, together with the TexStar LP Interest, the “TexStar Interests”) in TexStar Midstream GP, LLC, a Texas limited liability company and the sole general partner of TexStar LP (“TexStar GP”);

WHEREAS, as of the date hereof, Southcross owns (a) 1,863,713 common units, 12,213,713 subordinated units and 229,716 Series A preferred units (collectively, the “SXE LP Interest”) of Southcross Energy Partners, L.P., a Delaware limited partnership (“SXE”), and (b) 100% of the outstanding limited liability company interest (the “SXE GP Interest” and, together with the SXE LP Interest, the “SXE Interests”) in Southcross Energy Partners GP, LLC, a Delaware limited liability company and the sole general partner of SXE (“SXE GP”); and

WHEREAS, on the Closing Date, among the other actions described herein, BBTS will contribute to the Company the TexStar Interests, and Southcross will contribute to the Company the SXE Interests, in each case, in exchange for the consideration described herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements, covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Exhibit A sets forth the definitions of the capitalized terms set forth herein.

1.2 Construction. In this Agreement, unless a clear contrary intention appears in the applicable provision: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, subsection and other subdivision refer to the corresponding Exhibit, Schedule, Section, Article, subsection and other subdivision of this Agreement; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE II

CLOSING, CLOSING CONDITIONS AND ADJUSTMENTS

2.1 Closing and Closing Date. The consummation of the Transactions (the “Closing”) shall take place at the offices of Gardere Wynne Sewell LLP, 1601 Elm Street, Suite 3000, Dallas, Texas 75201, at 10:00 a.m. (local time) on the first Business Day following full satisfaction or due waiver of all of the closing conditions set forth in this Article II (other than those to be satisfied at the Closing, but subject to the satisfaction or due waiver of such conditions) (such first Business Day, the “Target Closing Date”) or on such other date, at such other time and/or location as mutually agreed by the Parties; provided, however, that, if the Marketing Period has not ended prior to the Target Closing Date, then the Company, at its option, may postpone the date of the Closing until the third Business Day following the final day of the Marketing Period (but in any event no later than one Business Day prior to the Outside Date) (the day on which the Closing takes place being the “Closing Date”). In furtherance of the foregoing, the transactions set forth in Section 2.5 shall be deemed to have commenced at 10:00 a.m. (local time) on the Closing Date in the sequence described in such Section and to have been consummated in their entirety on the Closing Date.

2.2 Conditions to BBTS’s Obligation to Close. The obligation of BBTS to consummate the Transactions is subject to the satisfaction or waiver by BBTS of the following conditions at or immediately before the Closing:

(a) the (i) Fundamental Representations of Southcross (other than Section 7.10) shall be true and correct on and as of the Closing Date as if made on the Closing Date and (ii) representations and warranties of Southcross (including Section 7.10), other than the Fundamental Representations of Southcross, set forth in Article VI and Article VII shall be true and correct on and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual representation or warranty) does not constitute, individually or in the aggregate, a Material Adverse Effect as to the SXE Group;

(b) Southcross shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or before the Closing;

(c) there shall not have been or occurred since the date of this Agreement any event, change, occurrence or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the SXE Group;

(d) Southcross shall have caused SXE to issue Conversion Units (as defined in the SXE Partnership Agreement) to each holder of Series A preferred units of SXE in respect of the Series A preferred units of SXE properly designated for conversion by such holders in connection with the Series A Change of Control Offer; and

(e) Southcross’ obligations under Section 3.2 shall have been fulfilled.

2.3 Conditions to Southcross’ Obligation to Close. The obligation of Southcross to consummate the Transactions is subject to the satisfaction or waiver by Southcross of the following conditions at or immediately before the Closing:

(a) the (i) Fundamental Representations of BBTS (other than Section 5.10) shall be true and correct on and as of the Closing Date as if made on the Closing Date and (ii) representations and warranties of BBTS (including Section 5.10), other than the Fundamental Representations of BBTS, set forth in Article IV and Article V shall be true and correct on and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual representation or warranty) does not constitute, individually or in the aggregate, a Material Adverse Effect as to the TexStar Group;

(b) BBTS shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or before the Closing;

(c) there shall not have been or occurred since the date of this Agreement any event, change, occurrence or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the TexStar Group;

(d) BBTS’s obligations under Section 3.1 shall have been fulfilled; and

(e) BBTS shall have completed the TexStar Rich Gas Restructuring.

2.4 Conditions to each Party’s Obligation to Close. The obligations of each Party to consummate the Transactions are subject to the satisfaction or waiver by such Party of the following conditions at or immediately before the Closing:

(a) all conditions precedent to the transactions contemplated by Section 2.5 shall have been satisfied or waived, and the closing of such transactions shall have occurred;

(b) no Proceeding shall, on the Closing Date, be in effect that restrains, prohibits or makes illegal the consummation of the Transactions;

(c) SXE GP, TexStar Midstream Logistics, LP and TexStar Midstream Products, LP shall have entered into a Management Services Agreement in form and substance mutually acceptable to the Parties; and

(d) this Agreement shall not have been terminated in accordance with Section 9.1.

2.5 Closing Transactions. At the Closing:

(a) Southcross shall contribute, transfer and assign to the Company the SXE Interests, as a capital contribution to the Company, by executing and delivering to the Company an Assignment with respect to each of the SXE GP Interest and the SXE LP Interest, each in form and substance mutually satisfactory to the Parties (the “Southcross Contribution”);

(b) in exchange for the Southcross Contribution, (i) the Company shall issue to Southcross the partnership interest in the Company identified as being owned by Southcross in the LP Agreement, upon which Southcross shall become a member of the Company, and (ii) BBTS shall cause Holdings GP to issue to Southcross the membership interest in Holdings GP identified as being owned by Southcross in the LLC Agreement, upon which Southcross shall become a member of Holdings GP;

(c) the transactions contemplated by the Drop-Down Agreement shall be consummated;

(d) SXE shall enter into the SXE Credit Facility;

(e) BBTS shall cause the cash proceeds received by TexStar LP in connection with the consummation of the transactions contemplated by the Drop-Down Agreement to be delivered to BBTS Lender in partial satisfaction of BBTS’ obligations under the BBTS Credit Facility;

(f) BBTS shall contribute, transfer and assign to the Company the TexStar Interests, as a capital contribution to the Company, by executing and delivering to the Company an Assignment with respect to each of the TexStar GP Interest and the TexStar LP Interest, each in form and substance mutually satisfactory to the Parties (the “BBTS Contribution”);

(g) in exchange for the BBTS Contribution, (i) (A) the Company shall issue to BBTS (I) the partnership interest in the Company (other than Preferred Equity) identified as being owned by BBTS in the LP Agreement and (II) Preferred Equity with a value equal to the Estimated Adjustment Amount, subject to adjustment in accordance with Section 2.7(f), (B) the Company (or one of its wholly-owed Subsidiaries) shall assume $337,162,162 of the debt obligations of BBTS under the BBTS Credit Facility (the “Assumed Debt Amount”), and (ii) BBTS shall cause Holdings GP to issue to BBTS the membership interest in Holdings GP identified as being owned by BBTS in the LLC Agreement; and

(h) the Company (or one of its wholly-owned Subsidiaries) shall enter into the Credit Facility and, using the proceeds received in connection therewith, immediately (i) pay to Southcross, $100,000,000, (ii) pay to BBTS, $237,837,837, and (iii) pay to BBTS Lender the Assumed Debt Amount, in each case, by wire transfer of immediately available funds.

2.6 Closing Adjustment Amount.

(a) At least three, but no more than five, Business Days prior to the expected Closing Date, BBTS shall deliver to Southcross a written statement (the “Adjustment Statement”) setting forth BBTS’ preliminary, good faith determination of the Adjustment Amount (“BBTS’ Proposed Adjustment Amount”). The Adjustment Statement shall be prepared in accordance with this Agreement and shall be based upon actual information available to BBTS at the time of preparation and upon BBTS’ good faith estimates and assumptions as to amounts not known by BBTS at such time.

(b) If Southcross has any questions or disagreements regarding the Adjustment Statement, then, upon request by Southcross prior to the Closing Date, BBTS and Southcross shall in good faith attempt to resolve any disagreements promptly, and BBTS shall afford Southcross the opportunity to examine the Adjustment Statement and such supporting schedules, analyses and workpapers on which the Adjustment Statement is based or from which the Adjustment Statement is derived as are reasonably requested by Southcross. If Southcross and BBTS agree on changes to BBTS’ Proposed Adjustment Amount based on such discussions, then the amount of Preferred Equity to be issued at Closing shall be based on such changes. If Southcross and BBTS do not agree on changes to BBTS’ Proposed Adjustment Amount, then the amount of Preferred Equity to be issued at Closing shall be based on the amounts set forth in the Adjustment Statement. In either such case, appropriate adjustments to the amount of Preferred Equity issued at Closing shall be made after the Closing pursuant to Section 2.7. BBTS’ Proposed Adjustment Amount, as modified to reflect changes (if any) agreed to pursuant to this Section 2.6(b), is referred to herein as the “Estimated Adjustment Amount.”

2.7 Post-Closing Adjustments to the Adjustment Amount.

(a) As promptly as practicable, but in no event later than 60 days after the Closing Date, Southcross shall deliver to BBTS a statement of Southcross’ calculation of the actual Adjustment Amount and such supporting documentation as is reasonably necessary to support the Adjustment Amount shown therein (the “Final Adjustment Statement”). To the extent reasonably necessary to Southcross, the Company shall give personnel, accountants and representatives of Southcross reasonable access to the books, records and properties of the Company and its Subsidiaries for purposes of preparing the Final Adjustment Statement and will cause appropriate personnel of the Company to assist Southcross and Southcross’ personnel, accountants and representatives, with no charge to Southcross for such assistance, in the preparation of the Final Adjustment Statement.

(b) The Final Adjustment Statement shall become final and binding on the Parties as to the Adjustment Amount 30 days following the date the Final Adjustment Statement is received by BBTS, except to the extent that prior to the expiration of such 30-day period BBTS shall deliver to Southcross written notice (“Dispute Notice”), as hereinafter described, of its disagreement with the contents of the Final Adjustment Statement. Such Dispute Notice shall be in writing and set forth all of BBTS’ disagreements with respect to any portion of the Final Adjustment Statement, together with BBTS’ proposed changes thereto, and shall include an explanation in reasonable detail of, and such supporting documentation as is reasonably necessary to support, such changes. Any disagreements with or changes to the Final Adjustment Statement not included in such Dispute Notice shall be waived by BBTS.

(c) If BBTS has timely delivered a Dispute Notice to Southcross in the manner required above, then, upon written agreement between BBTS and Southcross resolving all disagreements with the contents of the Final Adjustment Statement set forth in the Dispute Notice, the Final Adjustment Statement (including any revisions thereto as are so agreed) will become final and binding on the Parties as to the Adjustment Amount.

(d) If the Final Adjustment Statement has not become final and binding 60 days following the date the Final Adjustment Statement is delivered to BBTS, then BBTS and Southcross shall submit any unresolved disagreements of BBTS set forth in the Dispute Notice to the Audit Firm for a final and binding determination and BBTS and Southcross shall execute such engagement, indemnity and other agreements as such Audit Firm may reasonably require in connection with or as a condition to such engagement. BBTS and Southcross shall cooperate diligently with any reasonable request of the Audit Firm and furnish to the Audit Firm such workpapers and other documents and information relating to such objections as the Audit Firm may reasonably request and are available to such Party or its Affiliates (or its independent public accountants) and will be afforded the opportunity to present to the Audit Firm any material relating to the determination of the matters in dispute and to discuss such determination with the Audit Firm prior to any written notice of determination hereunder being delivered by the Audit Firm. The Audit Firm’s engagement shall be limited to the resolution of designated items set forth in the Final Adjustment Statement that were identified in such Dispute Notice delivered by BBTS to Southcross in accordance with Section 2.7(b) and that remain in dispute upon the engagement of the Audit Firm, which resolution shall be in accordance with this Agreement. To the extent that a value has been assigned to any objection that remains in dispute, the Audit Firm shall not assign a value to such objection that is greater than the greatest value for such objection claimed by a Party or less than the smallest value for such objection claimed by a Party. The decision of the Audit Firm shall be set forth in a written statement delivered to Southcross and BBTS and shall be final and binding on the Parties, absent fraud or manifest error. Judgment may be entered on the decision of the Audit Firm in any court of competent jurisdiction.

(e) The proposed Final Adjustment Statement, in the form agreed to by the Parties as final, in the form deemed final in accordance with Section 2.7(b) or as revised, if necessary, to reflect the final determination by the Audit Firm, as applicable, shall be deemed the “Final Adjustment Statement,” and the Adjustment Amount as determined in accordance therewith is referred to herein as the “Final Adjustment Amount.”

(f) If (i) the Final Adjustment Amount exceeds the Estimated Adjustment Amount, then the Company shall issue to BBTS, effective as of the Closing Date, additional Preferred Equity valued at the amount of such excess or (ii) the Estimated Adjustment Amount exceeds the Final Adjustment Amount, then the Preferred Equity issued to BBTS at Closing shall be reduced (by redemption or otherwise) to reflect the Final Adjustment Amount.

(g) Any actions required by Section 2.7(f) with respect to the Preferred Equity shall be taken within three Business Days after the final determination of the Final Adjustment Statement pursuant to this Section 2.7.

(h) If the Parties submit any disputed amounts to the Audit Firm for resolution as provided in Section 2.7(d) above, the fees and expenses of the Audit Firm (the “Audit Fees”) will be paid by and apportioned between BBTS and Southcross based on the aggregate dollar amount of the dollar value difference in the aggregate between BBTS’ and Southcross’ proposed Adjustment Amounts on the Final Adjustment Statement and inversely related to the relative recovery of Southcross and BBTS, respectively, as determined by the Audit Firm. For example, if the aggregate dollar amount of the amount in dispute is $1,000,000 and the relative recovery of Southcross and BBTS as determined by the Audit Firm is $900,000 and $100,000, respectively, then BBTS will be apportioned 90% of the Audit Fees and Southcross will be apportioned 10% of the Audit Fees. Southcross and BBTS shall promptly, and in any event within five Business Days after the final determination of the Final Adjustment Statement, pay to the Audit Firm the amount of Audit Fees payable respectively by Southcross and BBTS pursuant to this Section 2.7(h).

ARTICLE III

CLOSING ACTIONS

3.1 BBTS’s Closing Actions. On the Closing Date, BBTS shall take the following actions:

(a) BBTS shall deliver to Southcross a counterpart signature page to (i) the LLC Agreement, duly executed by BBTS in its capacity as a member of Holdings GP, and (ii) the LP Agreement, duly executed by BBTS in its capacity as a limited partner of the Company and by Holdings GP in its capacity as the general partner of the Company;

(b) BBTS shall deliver to Southcross the consents and approvals set forth on Schedule 3.1(b);

(c) BBTS shall deliver to Southcross a certificate of good standing with respect to BBTS and each member of the TexStar Group issued by the relevant Governmental Authority of each such Person’s jurisdiction of organization, as of a recent date;

(d) BBTS shall deliver to Southcross a certificate signed by the Secretary of BBTS (or by an authorized officer of its general partner) certifying as to (i) the accuracy and full force and effect of resolutions of (A) the general partner of BBTS authorizing BBTS to enter into the Transactions and the Operative Documents, including the LP Agreement and LLC Agreement, and to perform its obligations thereunder and (B) Holdings GP, in its capacity as the general partner of the Company, authorizing the Company to enter into this Agreement and to perform its obligations hereunder (all of which resolutions shall be attached as one or more exhibits to such certificate) and (ii) the names and signatures of the officers of BBTS (or the officers of its general partner) and the Company (or the officers of Holdings GP in its capacity as general partner of the Company) authorized to sign this Agreement and any other Operative Documents on its behalf;

(e) BBTS shall deliver to Southcross a certificate, dated as of the Closing Date, stating that the conditions specified in Section 2.3(a), (b) and (c) have been satisfied;

(f) BBTS shall deliver to Southcross a certificate (in such form as may be agreed to by Southcross) conforming to the requirements of Treasury Regulations Sections 1.1445-2(b)(2); and

(g) BBTS shall execute and deliver to the Company and Southcross such other documents, agreements or instruments as are contemplated in this Agreement or that may reasonably be necessary or appropriate to evidence the Transactions or to effectuate the purpose or intent of this Agreement.

3.2 Southcross’ Closing Actions. On the Closing Date, Southcross shall take the following actions:

(a) Southcross shall deliver to BBTS a counterpart signature page to (i) the LLC Agreement, duly executed by Southcross in its capacity as a member of Holdings GP, and (ii) the LP Agreement, duly executed by Southcross in its capacity as a limited partner of the Company;

(b) Southcross shall deliver to BBTS the consents and approvals set forth on Schedule 3.2(b);

(c) Southcross shall deliver to BBTS a certificate of good standing with respect to Southcross and each member of the SXE Group issued by the relevant Governmental Authority of each such Person’s jurisdiction of organization, as of a recent date;

(d) Southcross shall deliver to BBTS a certificate signed by the Secretary of Southcross certifying as to (i) the accuracy and full force and effect of resolutions of the board of managers of Southcross authorizing Southcross to enter into the Transactions and the Operative Documents, including the LLC Agreement, and to perform its obligations thereunder and (ii) the names and signatures of the officers of Southcross authorized to sign this Agreement and the other Operative Documents on its behalf;

(e) Southcross shall deliver to BBTS a certificate, dated as of the Closing Date, stating that the conditions specified in Section 2.2(a), (b) and (c) have been satisfied;

(f) Southcross shall deliver to BBTS a certificate (in such form as may be agreed to by BBTS) conforming to the requirements of Treasury Regulations Sections 1.1445-2(b)(2); and

(g) Southcross shall execute and deliver to the Company and BBTS such other documents, agreements or instruments as are contemplated in this Agreement or that may reasonably be necessary or appropriate to evidence the Transactions or to effectuate the purpose or intent of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BBTS REGARDING BBTS, THE COMPANY AND HOLDINGS GP

BBTS hereby represents and warrants to Southcross and the Company as follows:

4.1 Organization and Good Standing. Each of BBTS and the Company (each, a “Specified Person”) and Holdings GP is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized. Each Specified Person has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and any other Operative Document to which it is a party and to consummate the Transactions.

4.2 Power and Authority. The execution and delivery by each Specified Person of this Agreement and the other Operative Documents to which such Specified Person is a party, and the performance of the Transactions by such Specified Person, have been duly authorized by the general partner of each Specified Person, and no other action on the part of such Specified Person or its general partner is necessary to authorize this Agreement and the other Operative Documents to which such Specified Person is a party or to consummate the Transactions. This Agreement and each other Operative Document to which a Specified Person is a party has been or will be duly and validly executed and delivered by the applicable Specified Person and constitutes or will constitute a valid and binding obligation of such Specified Person, enforceable against such Specified Person in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally, (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances and (c) public policy considerations with respect to the enforceability of rights of indemnification.

4.3 No Conflict; Consents.

(a) Except as set forth on Schedule 4.3, neither the execution and delivery by a Specified Person of this Agreement and the other Operative Documents to which such Specified Person is a party nor consummation or performance by a Specified Person of the Transactions will: (i) conflict with or violate any Law binding upon a Specified Person, (ii) conflict with or violate the Organizational Documents of a Specified Person, (iii) conflict with or violate any judgment, decree or order to which a Specified Person is bound, (iv) conflict with or result in a material violation of any provision of or constitute (with or without the giving of notice or the passage of time or both) a material default under or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancelation, acceleration or loss of benefit under, or require any actions (including obtaining the consent of any Person or providing notice to any Person) under, any material Contract to which a Specified Person is a party or by which a Specified Person or any of its properties may be bound or result in the imposition of an Encumbrance on any of the TexStar Interests, other than in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations, cancelations or accelerations that would not have a Material Adverse Effect on a Specified Person’s ability to perform its obligations under this Agreement or to consummate the Transactions.

(b) Each Specified Person has obtained or otherwise received all authorizations, consents, orders, approvals, declarations and filings with respect to such Specified Person’s entry into the Operative Documents.

4.4 Ownership Interests. BBTS owns and has good and valid title to (i) the TexStar Interests and (ii) the Company Interests, in each case, free and clear of any Encumbrances (other than restrictions on transfer pursuant to applicable securities Laws, TexStar LP’s Organizational Documents and Encumbrances under the BBTS Credit Facility that will be released in full at Closing). None of BBTS, the Company or Holdings GP is a party to any voting trusts, proxy or other agreement or understanding with respect to the voting of the TexStar Interests or the Company Interests. Except pursuant to this Agreement, none of BBTS, the Company or Holdings GP is a party to any Contract pursuant to which such Person has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Equity Interests in TexStar GP, TexStar LP, Holdings GP or the Company.

4.5 Financial Advisors. Except as set forth on Schedule 4.5, no brokerage or finder’s fees or commissions are or will be payable by a Specified Person or its Affiliates (including Holdings GP) to any broker, financial advisor or consultant, finder, placement agent, investment banker, intermediary, bank or other Person with respect to the Transactions.

4.6 No Litigation. There is no Proceeding pending or, to the Knowledge of BBTS, threatened against a Specified Person that seeks to enjoin, restrict, limit or obtain monetary damages in respect of the execution and delivery of this Agreement or the Specified Person’s performance under this Agreement or in respect of the Transactions.

4.7 Company Operations. Each of the Company and Holdings GP was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and neither the Company nor Holding GP has (a) engaged (or committed to engage) in any business activities or conducted (or committed to conduct) any operations other than in connection with such transactions or (b) incurred (or committed to incur) any liabilities other than in connection with such transactions.

4.8 Investigation. BBTS has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of entering into the Transactions, and is capable of bearing the economic risk of an investment in the Company and Holdings GP. Except in respect of the Transactions and as contemplated by the Operative Documents, BBTS’s investment in the Company Interests is for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Company Interests, in each case in violation of the Securities Act. BBTS has undertaken such investigation as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the LP Agreement, the LLC Agreement and the other Operative Documents. In respect of the Related Transactions and the composition of the assets of the Company and its Subsidiaries upon consummation of the Transactions, BBTS, in addition to the representations and warranties of Southcross set forth in Article VII upon which it is relying, has had an opportunity to ask questions and receive answers from Southcross regarding the business, properties, prospects and financial condition of the members of the SXE Group.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BBTS REGARDING THE TEXSTAR GROUP AND THE TEXSTAR BUSINESS

BBTS hereby represents and warrants to Southcross and the Company as follows:

5.1 Organization and Qualification.

(a) Each member of the TexStar Group (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and is duly authorized and qualified to carry on its respective TexStar Business, (ii) is duly qualified to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the TexStar Group, and (iii) has the requisite power and authority to own, lease and operate its respective TexStar Assets and to carry on its respective TexStar Business.

(b) BBTS has made available to Southcross true and complete copies of (i) the Organizational Documents of each member of the TexStar Group and (ii) the minute books of each member of the TexStar Group, which contain records of all meetings held of, and other actions taken by, the partners, members, shareholders or other holders of Equity Interests in members of the TexStar Group, the Boards of Directors (or equivalent governing body) of each member of the TexStar Group, and each committee thereof.

(c) Except as has been obtained before the Closing, no action by a member of the TexStar Group is necessary to authorize this Agreement or the other Operative Documents or to consummate the Transactions.

5.2 Capitalization. Except as set forth on Schedule 5.2:

(a) TexStar GP is the sole general partner of TexStar LP, and there has been no other general partner of TexStar LP since its formation. No member of the TexStar Group owns, directly or indirectly, any Equity Interest in any Person (other than with respect to Equity Interests of another member of the TexStar Group). Schedule 5.2 sets forth, for each member of the TexStar Group, the issued and outstanding Equity Interests (including the TexStar Interests) of such Person and the owners thereof.

(b) There are no outstanding options, restricted units, appreciation rights, profits interests, subscriptions, warrants, securities or rights of any kind (whether debt or equity) that are convertible into, exercisable or exchangeable for Equity Interests (including the TexStar Interests) of any member of the TexStar Group, or calls, commitments, pre-emptive or anti-dilutive rights, rights of first offer or refusal or other rights obligating a member of the TexStar Group to issue or sell any securities or Equity Interests (including any TexStar Interests), or otherwise requiring BBTS or a member of the TexStar Group to give any Person the right to participate in the equity or net income of any other member of the TexStar Group.

(c) The respective Equity Interests set forth on Schedule 5.2 (including the TexStar Interests) constitute all of the outstanding Equity Interests in the respective members of the TexStar Group and such Equity Interests are owned by TexStar LP or another member of the TexStar Group free and clear of any and all Encumbrances (other than restrictions on transfer pursuant to applicable securities Laws, Encumbrances under the BBTS Credit Facility that will be released in full at Closing and Encumbrances existing under the Organizational Documents of the members of the TexStar Group). All Equity Interests (including the TexStar Interests) of each member of the TexStar Group (i) were issued in compliance with all Laws and any preemptive or anti-dilutive rights, rights of first offer or refusal and any other statutory or contractual rights of any Person and (ii) have been duly authorized, validly issued, fully paid and are non-assessable (except as such nonassessability may be affected by matters expressly set forth in the Law of the jurisdiction of organization of such Person).

(d) Except for this Agreement and the Organizational Documents of the members of the TexStar Group, there are no agreements, voting trusts or other agreements or understandings between or among BBTS or any member of the TexStar Group to which any such Person is a party or by which it is bound with respect to the transfer or voting of any Equity Interests of a member of the TexStar Group, including the TexStar Interests. Other than this Agreement, there are no Contracts to purchase or redeem any of the outstanding Equity Interests of any member of the TexStar Group.

5.3 No Conflict; Consents.

(a) Except as set forth on Schedule 5.3, neither the execution and delivery by BBTS of this Agreement or by BBTS or any member of the TexStar Group of the other Operative Documents to which they are a Party, nor consummation or performance by BBTS or any member of the TexStar Group of the Transactions will: (i) conflict with or violate any Law binding on a member of the TexStar Group, (ii) conflict with or violate the Organizational Documents of a member of the TexStar Group, (iii) conflict with or violate any judgment, decree or order to which a member of the TexStar Group is bound or (iv) conflict with or result in a material violation of any provision of or constitute (with or without the giving of notice or the passage of time or both) a material default under or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancelation, acceleration or loss of benefit under, or require any actions (including obtaining the consent of any Person or providing notice to any Person) under, any TexStar Contract or result in the imposition of an Encumbrance on any of the TexStar Assets or on any of the Equity Interests of a member of the TexStar Group (including the TexStar Interests), other than in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations, cancelations or accelerations that would not have a Material Adverse Effect on the TexStar Group, taken as a whole.

(b) BBTS has obtained or otherwise received all authorizations, consents, orders, approvals, declarations and filings with respect to its entry into the Operative Documents.

5.4 TexStar Financial Statements. BBTS has made available to Southcross: (a) an audited consolidated balance sheet of the TexStar Group as of December 31, 2013 and December 31, 2012 and the related audited consolidated statements of income and cash flows for the fiscal years then ended (the “TexStar Historical Financial Statements”) and (b) the TexStar Group’s consolidated unaudited balance sheet as of March 31, 2014 and the related consolidated unaudited statement of income and cash flows for the three-month period then ended (the “TexStar Latest Financial Statement” and, together with the TexStar Historical TexStar Financial Statements, the “TexStar Financial Statements”); provided that the TexStar Historical Financial Statements also include the operations and cash flows of the Related Affiliates and include the proportional consolidation of the TexStar JV Entities. The TexStar Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of the TexStar Group and the Related Affiliates on a consolidated basis as of the respective dates thereof and for the periods therein referred to, all in accordance with GAAP consistently applied throughout the periods involved. The TexStar Financial Statements have been prepared from and are in accordance with the accounting records of the TexStar Group (and such records are true, correct and accurately reflect in all material respects all transactions engaged in by the members of the TexStar Group). Since January 1, 2012, except as set forth in the TexStar Financial Statements, there has been no material change of the accounting (tax or otherwise) policies, practices or procedures of any member of the TexStar Group. The representations in this Section 5.4, as applicable, are subject, in the case of unaudited financial statements, to normal year-end audit adjustments and accruals and the absence of notes.

5.5 Liabilities; Indebtedness.

(a) Except for liabilities reflected or reserved against in the TexStar Latest Financial Statement, as of the date of this Agreement, no member of the TexStar Group has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except liabilities and obligations that (i) constitute Transaction Expenses, (ii) have been incurred by such member of the TexStar Group in the Ordinary Course of Business since the date of the TexStar Latest Financial Statement, (iii) are set forth on Schedule 5.5(a), (iv) arise under any TexStar Contract (other than liabilities arising from any breach or default under such Contracts) or (v) are not material to the TexStar Group, taken as a whole.

(b) Schedule 5.5(b) sets forth and describes all Third Party Debt of each member of the TexStar Group.

(c) Except as set forth on Schedule 5.5(c), no member of the TexStar Group owes any liabilities or obligations, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed, to BBTS or its Affiliates, and there are no claims or Proceedings with respect thereto.

5.6 Title to Properties and Assets; Easements.

(a) Each member of the TexStar Group has title to or rights or interests in its real property and personal property, free and clear of all Encumbrances (except Permitted Encumbrances and Encumbrances under the BBTS Credit Facility that will be released in full at Closing), sufficient to allow it to conduct its TexStar Business as currently being conducted in all material respects.

(b) Each member of the TexStar Group has such Easements as are necessary to use, own and operate such Person’s assets in the manner such assets are currently used, owned and operated by such Person, in each case, except as would not reasonably be expected to have a Material Adverse Effect on the TexStar Group. No event has occurred that allows, or after the giving of notice or the passage of time, or both, would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Easements, in each case, except as would not reasonably be expected to have a Material Adverse Effect on the TexStar Group.

(c) Except as set forth on Schedule 5.6, the TexStar Assets constitute all of the assets held by BBTS and its Affiliates for use in the TexStar Business and the TexStar Assets are and at the Closing will be, sufficient to permit the conduct of the TexStar Business in the manner presently conducted in all material respects and for the performance of all obligations of the TexStar Group (or any member thereof) under any Contracts relating to the TexStar Business.

5.7 Contracts.

(a) (I) Schedule 5.7(a)(i) contains a list of the following contracts to which, as of the date hereof, any member of the TexStar Group is a party or bound and (II) Schedule 5.7(a)(ii) contains a list of the following contracts to which, after giving effect to the TexStar Rich Gas Restructuring, any member of the TexStar Group will be a party or bound (each such contract contemplated by clause (II) being a “TexStar Contract”):

(i) any Contract that constitutes a commitment relating to any outstanding Indebtedness of any member of the TexStar Group (in either case, whether incurred, assumed, guaranteed or secured by any asset) other than agreements solely between or among one or more of members of the TexStar Group or BBTS;

(ii) each natural gas transportation, gathering, treating, processing or other contract, each natural gas liquids fractionation, transportation, purchase, sales or storage Contract and each natural gas purchase Contract that during the 12 months ended March 31, 2014 individually involved, or is reasonably expected in the future to involve, annual revenues received by or payments made by any member of the TexStar Group in excess of $5,000,000 in the aggregate;

(iii) each Contract for lease of personal property or real property involving aggregate payments in excess of $1,000,000 in any calendar year;

(iv) each Contract (other than a Benefit Plan) containing a non-compete or similar type of provision that, following the Closing, would by its terms materially restrict the ability of the Company or any member of the TexStar Group to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing and any Contract that grants to any Person any right of first refusal, right of first offer or similar right in any material asset or property of any member of the TexStar Group;

(v) each Contract involving the pending acquisition or sale of (or option to purchase or sell) any assets or properties of any member of the TexStar Group, other than an acquisition or sale in the ordinary course of business consistent with past practice;

(vi) each Contract for futures, swap, collar, put, call, floor, cap, option, or other Contract that is intended to reduce or eliminate the fluctuations in the prices of commodities, including natural gas, natural gas liquids, crude oil and condensate that will be binding on any member of the TexStar Group after the Closing;

(vii) each partnership, joint venture or limited liability company agreement to which any member of the TexStar Group is a party;

(viii) any collective bargaining, works council or similar labor Contract (a “Labor Agreement”) to which any member of the TexStar Group is a party or is subject;

(ix) any Contract for employment with any employee of the TexStar Group;

(x) any Contract (other than Contracts of the type described in Section 5.7(a)(ii)) for the purchase by any member of the TexStar Group of materials, supplies, goods, services, equipment or other assets with a value in excess of $5,000,000 that cannot be terminated by such member of the TexStar Group on not more than 90 days’ notice without penalty; and

(xi) each Contract under which any member of the TexStar Group has advanced or loaned any amount of money to any of its officers, directors, employees or consultants (other than with respect to immaterial loans or advances to employees in the Ordinary Course of Business).

(b) BBTS has made available to Southcross true and complete copies of each TexStar Contract. No member of the TexStar Group, nor to the Knowledge of BBTS is any other Person, in material breach or default in the performance of its duties or obligations under any TexStar Contract.

(c) Except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally, (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances and (iii) public policy considerations with respect to the enforceability of rights of indemnification, each TexStar Contract is in full force and effect against, and constitutes the enforceable obligations of, the member of the TexStar Group party to such Contract and, to the Knowledge of BBTS, the other parties thereto, and each of the TexStar Contracts will continue to be in full force and effect against, and constitute the enforceable obligations of, the member of the TexStar Group party to such Contract and the other parties thereto on identical terms immediately after the Closing. Neither BBTS nor any member of the TexStar Group has received written notice of any material violation or default under (or any condition which with the passage of time or the giving of notice would cause such a material violation of or default under) any TexStar Contract.

5.8 Permits. Each member of the TexStar Group has all material Permits necessary for the conduct of the TexStar Business as currently being conducted, and such Permits are valid and in full force and effect. Neither BBTS nor any member of the TexStar Group has received any written notice of Proceedings relating to the revocation, modification, cancelation, termination or nonrenewal of any material Permit. No member of the TexStar Group is in default under, and to the Knowledge of BBTS, no condition exists that with or without the giving of notice or the passage of time, or both, would constitute a default under, any material Permit. All applications required to have been filed for the renewal of any material Permits have been duly filed on a timely basis with the appropriate Governmental Authorities. All notices, applications or other actions, if any, required to ensure that none of such material Permits shall be suspended, terminated, impaired, adversely modified or become terminable, in whole or in part, as a result of any of the Transactions, have been or will be timely completed, and none of such material Permits shall be suspended, terminated, impaired, adversely modified or become terminable, in whole or in part, as a result of any of the Transactions.

5.9 Environmental Matters. Except as set forth on Schedule 5.9:

(a) except as would not reasonably be expected to result in any member of the TexStar Group incurring material liabilities, (i) no written claim, notice, order, request for information, complaint, directive or penalty has been received by BBTS or any member of the TexStar Group with respect to the TexStar Assets or the TexStar Business and (ii) there are no judicial, administrative or other Proceedings pending or, to the Knowledge of BBTS, threatened or reasonably anticipated, and, to the Knowledge of BBTS, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written claim, notice, order, request for information, directive, complaint, penalty or judicial, administrative or other Proceedings, which, in the case of each of (i) and (ii), allege a violation of or result in liability under any Environmental Law by or of a member of the TexStar Group with respect to the TexStar Assets or the TexStar Business;

(b) the TexStar Assets and the operation of the TexStar Business are in compliance in all material respects with applicable Environmental Laws, which includes obtaining, maintaining and complying with all material Permits necessary for the operation of the TexStar Business under applicable Environmental Laws;

(c) to the Knowledge of BBTS, there are no written environmental reports, studies, tests, analyses or other material documents specifically addressing unresolved environmental liabilities related to the ownership or operation of the TexStar Assets or environmental conditions of the TexStar Assets (i) that are in the possession or under the control of, or that are accessible by, BBTS or any member of the TexStar Group or (ii) that are in the possession of any Person other than BBTS or a member of the TexStar Group, in each case, that have not been made available to Southcross (other than, in the case of each of (i) and (ii) of this paragraph, any privileged reports or documents that have been indicated as such in a written privilege log made available to Southcross); and

(d) except as would not reasonably be expected to result in any member of the TexStar Group incurring material liabilities, the operations of the TexStar Business have not resulted in a Release of any Hazardous Substances at any real property currently or formerly owned, operated or leased by a member of the TexStar Group requiring any reporting, investigation, remediation or other response action under any Environmental Laws, and, to the Knowledge of BBTS no such Release of any Hazardous Substance has occurred at any real property currently or formerly owned, operated or leased by a member of the TexStar Group.

5.10 Taxes. Except as set forth on Schedule 5.10:

(a) All Tax Returns required to be filed pursuant to applicable Law by or with respect to BBTS and each member of the TexStar Group have been timely filed with the appropriate Governmental Authority (taking into account any applicable extensions), and each such Tax Return is complete and accurate in all material respects. All material amounts of Taxes owed by BBTS and each member of the TexStar Group (or for which BBTS or a member of the TexStar Group may be liable) that have become due and payable under applicable Law have been timely paid in full, whether or not shown on any Tax Return.

(b) There are no actions pending by any Governmental Authority with respect to BBTS or any member of the TexStar Group for any unpaid Taxes, and no Tax assessment, deficiency or adjustment has been asserted, proposed or, to BBTS’s Knowledge, threatened with respect to BBTS or any member of the TexStar Group. Neither BBTS nor any member of the TexStar Group has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the assessment or collection of Taxes for which BBTS or any member of the TexStar Group may be liable, and there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to BBTS or any member of the TexStar Group. No Tax audit, examination, judicial proceeding or other Proceeding is pending or, to BBTS’s Knowledge, threatened with respect to any Taxes due from or with respect to BBTS or any member of the TexStar Group.

(c) To the extent relevant to BBTS or any member of the TexStar Group, all Tax withholding and deposit requirements imposed on or with respect to BBTS and/or each other member of the TexStar Group have been satisfied in full in all material respects and, to the extent required, any withheld Taxes have been timely paid to the proper Governmental Authority.

(d) Neither BBTS nor any member of the TexStar Group has been a party to a “listed transaction,” as such term is defined in Treasury Regulation § 1.6011-4(b)(2).

(e) There are no Encumbrances with respect to Taxes on the TexStar Interests, except for Encumbrances for Taxes that are not yet due and payable.

(f) Since its inception, BBTS and each member of the TexStar Group has at all times been properly classified as a partnership or a disregarded entity for U.S. federal income tax and any applicable state and local Tax purposes (other than for Texas franchise tax purposes).

(g) There are no outstanding appeals, requests for rulings, claims for refund or credit, or subpoenas relating to Taxes of BBTS or any member of the TexStar Group.

(h) None of BBTS (as related to the TexStar Group) or any member of the TexStar Group has received any claim in writing from any Governmental Authority in a jurisdiction in which such Person does not file Tax Returns that it may be subject to taxation by (or liable for Tax in) that jurisdiction.

(i) None of BBTS (as related to the TexStar Group) or any member of the TexStar Group is a party to (or currently negotiating or pursuing) any rulings, closing agreements or similar agreements between BBTS or any member of the TexStar Group, on the one hand, and any tax authority, on the other hand, that could reasonably be expected to increase materially the Taxes imposed on a member of the TexStar Group for any period ending after the Closing Date.

(j) There is no Tax sharing, allocation or indemnification agreement or any similar contract or arrangement with respect to Taxes of a member of the TexStar Group that will not be terminated as of the Closing Date, other than customary provisions of commercial agreements and arrangements not primarily related to Taxes such as leases, credit facilities, customer agreements and loan agreements.

(k) Neither BBTS nor any member of the TexStar Group (i) has been a member of any Consolidated Group (other than a combined group of BlackBrush Oil & Gas, L.P. for Texas franchise tax purposes) or (ii) has any liability for the Taxes of any Person under Treasury Regulations § 1.1502-6 (or any corresponding provisions of state, local or foreign Law), or as a transferee, successor, by Contract or otherwise, except for joint and several liability for Texas franchise Taxes of the combined group of which BBTS or the member of the TexStar Group is a member.

(l) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect a member of the TexStar Group.

(m) To the Knowledge of BBTS, all of the assets of each member of the TexStar Group have been properly listed and described on the property tax rolls for the Tax units in which such assets are located and no portion of such assets constitutes omitted property for property tax purposes.

5.11 Compliance with Law. Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit and Tax matters, that are the subject of Section 5.8, Section 5.9 and Section 5.10, respectively, (a) to the Knowledge of BBTS, each member of the TexStar Group is in compliance in all material respects with all applicable Laws and (b) no member of the TexStar Group has received written notice of any material violation of any applicable Law.

5.12 Governmental Approvals. Except as set forth on Schedule 5.12, no consent, approval, order, or authorization of, or declaration, filing, notice to or registration with, any Governmental Authority is required to be obtained or made by a member of the TexStar Group in connection with the execution, delivery or performance by BBTS of this Agreement or by BBTS or any other member of the TexStar Group of any other Operative Document.

5.13 Proceedings. Other than as set forth on Schedule 5.13, there are no material Proceedings pending or, to the Knowledge of BBTS, threatened against, any member of the TexStar Group or its business or the TexStar Assets. There is no unsatisfied judgment, court order, arbitral award or administrative decision against a member of the TexStar Group, its business or the TexStar Assets, and no order has been made or petition presented or resolution passed or other steps taken for the winding up or dissolution of any member of the TexStar Group. There has been no appointment, and no such appointment is planned by a member of the TexStar Group, of an administrator, receiver, liquidator or liquidation committee or like body or officer of a member of the TexStar Group or the TexStar Assets. To the Knowledge of BBTS, there is no basis for any Proceeding which, if adversely determined against a member of the TexStar Group or its Representatives (in the capacity in which such Representative is affiliated with such Person), would reasonably be expected to result in a loss to the TexStar Group in excess of $500,000.

5.14 Absence of Changes. Except as set forth on Schedule 5.14:

(a) Since the date of the TexStar Latest Financial Statement, there has not been any event or occurrence which has had or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the TexStar Group.

(b) Since the date of the TexStar Latest Financial Statement, except for this Agreement and the Transactions, each member of the TexStar Group has carried on and operated its respective businesses in all material respects in the Ordinary Course of Business and from such date through the date hereof, no member of the TexStar Group has:

(i) amended its Organizational Documents;

(ii) transferred, issued, sold or disposed of any of its Equity Interests (including any options, warrants, or other securities convertible into or exercisable or exchangeable for such Equity Interests, or other rights of any kind with respect to such Equity Interests) other than transfers, issuances, sales or dispositions to another member of the TexStar Group;

(iii) adopted a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

(iv) made any material change in such Person’s accounting methods, policies or procedures, other than as required by GAAP or a change in applicable Law;

(v) made any acquisitions (by merger, consolidation, acquisition of equity interests or otherwise) of assets, properties, equity interests or business of any other Person;

(vi) other than in the Ordinary Course of Business, sold, transferred, assigned, disposed of, leased, pledged or encumbered any assets;

(vii) commenced or settled any litigation;

(viii) made any loan, advance or capital contribution to, or other investment in, any Person that is not a member of the TexStar Group;

(ix) paid, or agreed to pay upon the satisfaction of any condition, any increase in the compensation of any employee of the TexStar Group other than in the Ordinary Course of Business, or agreed to pay upon the satisfaction of any condition any severance or termination pay to any such Persons, except as specifically agreed to in writing between Southcross and BBTS as part of the Transactions;

(x) adopted, established, entered into, amended, modified or agreed to amend or modify (or announced an intention to establish, amend or modify) or terminated any Benefit Plan or become liable with respect to any Benefit Plan with respect to which such member of the TexStar Group was not liable immediately before the date of the TexStar Latest Financial Statement;

(xi) made any material amendment to any Tax Return, or made, changed or rescinded any Tax election, in each case, which would reasonably be expected to materially increase the Tax liability of the TexStar Group or the direct or indirect owners of the TexStar Group for any taxable period beginning after the Closing Date;

(xii) other than in the Ordinary Course of Business, incurred any Indebtedness or incurred, assumed, guaranteed or otherwise become liable or responsible (whether directly, contingently or otherwise) for any Indebtedness or other obligations of any Person (other than a member of the TexStar Group) that will not be extinguished at Closing;

(xiii) committed to any capital expenditures outside of the Ordinary Course of Business after March 31, 2014, to the extent not included in the TexStar Capex Budget and in excess of $2,000,000 individually or $10,000,000 in the aggregate;

(xiv) suffered any material damage, destruction or loss affecting any assets of any member of the TexStar Group, but in each case only to the extent not covered by payments or approved claims under the TexStar Group’s insurance policies;

(xv) accelerated, terminated, materially amended, modified or canceled any TexStar Contract, except for any such accelerations, terminations, amendments, modifications or cancelations in the Ordinary Course of Business and that individually would not reasonably be expected to have an adverse impact on the TexStar Group in excess of $2,000,000 in any fiscal year; or

(xvi) agreed or committed to do any of the foregoing.

5.15 Transactions with Interested Persons. Except as set forth on Schedule 5.15, none of BBTS, an employee or officer of a member of the TexStar Group (or spouse or any child thereof or other related person (by blood or marriage)) or any Affiliate of BBTS or any member of the TexStar Group owns, directly or indirectly, on an individual or joint basis, (a) any material interest in, or serves as an officer, director or employee of, any customer or supplier of or any Person that has a Contract with a member of the TexStar Group or (b) any material interest in any asset, tangible or intangible, that is used (or contemplated to be used) in the TexStar Business, nor has any such Person engaged in any material transaction, arrangement or understanding with a member of the TexStar Group other than as contemplated by this Agreement.

5.16 Financial Advisors. Except as set forth on Schedule 5.16, no brokerage or finder’s fees or commissions are or will be payable by a member of the TexStar Group to any broker, financial advisor or consultant, finder, placement agent, investment banker, intermediary, bank or other Person in connection with the Transactions.

5.17 Employee Matters.

(a) Except as disclosed on Schedule 5.17 or rights that are extinguished prior to or at Closing, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in the acceleration or creation of any rights of any current or former employee of a member of the TexStar Group to payments or benefits or increases in or funding of any payments or benefits or any loan forgiveness.

(b) Except as would not reasonably be expected to result in a Material Adverse Effect on a member of the TexStar Group, (i) to the Knowledge of BBTS, each member of the TexStar Group is in compliance with all applicable labor and employment Laws including all Laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to employment discrimination, payment of wages, overtime compensation, immigration, occupational health and safety, wrongful discharge, collective bargaining, discrimination, civil rights, workers’ compensation, the Fair Labor Standards Act and the Worker Adjustment and Retraining Notification Act or any similar state or local mass-layoff or plant-closing law (collectively, the “WARN Act”), (ii) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority, brought by or on behalf of any employee, prospective or former employee, individual independent contractor or labor organization or other representative of the employees or of any prospective or former employees of any member of the TexStar Group is pending or, to the Knowledge of BBTS, threatened against any member of the TexStar Group and (iii) no member of the TexStar Group is subject to any employment-related audit, investigation, lawsuit or other challenge or otherwise bound by any material consent decree, order or agreement with any current or former employee or individual independent contractor or any Governmental Authority relating to current or former employees or individual independent contractors of any member of the TexStar Group.

(c) No employee of the TexStar Group is covered by, and no member of the TexStar Group is party to, any Labor Agreement. No collective labor organizing activity is ongoing or threatened with respect to any employee of the TexStar Group, and no such activity has occurred or been threatened within the past five years. No pickets, strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the TexStar Group is pending or threatened, and no such activity has occurred or been threatened within the past five years.

(d) There has been no “mass layoff” or “plant closing,” as defined under the WARN Act, with respect to any employee of the TexStar Group within the six-month period immediately preceding the Closing.

5.18 Benefit Plans.

(a) Schedule 5.18(a) sets forth a true and complete list of all material Benefit Plans that are or are required to be sponsored, maintained or contributed to by each member of the TexStar Group or any other corporation or trade or business under common control with any of them or treated as a single employer with any of them as determined under Sections 414(b), (c), (m) or (o) of the Code (an “TexStar ERISA Affiliate”), or under which any of them or any TexStar ERISA Affiliate has any current or future obligation or liability, contingent or otherwise with respect to a present or former officer, employee, agent or consultant of any member of the TexStar Group or under which any present or former officer, employee, agent or consultant of any member of the TexStar Group, or such present or former officer’s, employee’s, agent’s or consultant’s dependents or beneficiaries, have any current or future right to benefits. For purposes of this Section 5.18, the term “Benefit Plans” refers to the Benefit Plans applicable to the TexStar Group, and shall not refer to the Benefit Plans of any member of the SXE Group.

(b) Schedule 5.18(b) identifies as such all Benefit Plans, if any, which are (i) qualified under Section 401(a) of the Code, (ii) severance, continuation pay, termination pay or deferred compensation arrangements (including any such arrangements contained in an employment, advisory or consulting agreement), (iii) welfare benefit plans within the meaning of Section 3(1) of ERISA and (iv) plans that provide benefits of any kind after termination of employment.

(c) With respect to each Benefit Plan, BBTS has made available to Southcross true and complete copies of all current written documents setting forth the terms and conditions of such Benefit Plan (or a written summary of such terms in the case of an unwritten Plan) and, in the case of each Benefit Plan subject to ERISA, copies of the plan document, the most current summary plan description and any modifications thereto, and if applicable, the most recently filed IRS Form 5500 (including attachments), the most recent trust agreement, insurance or annuity contract or other funding vehicle, the most recent actuarial valuation and report or financial report, as applicable, the most recent IRS determination or opinion letter and other material related documents applicable to such Benefit Plan.

(d) No member of the TexStar Group or any TexStar ERISA Affiliate has within the past six years maintained, had an obligation to contribute to or has had any other liability, contingent or otherwise, with respect to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of

Section 302 of ERISA or Section 412 of the Code, or a “multiemployer plan” as defined in Section 3(37) of ERISA. No other trade or business (other than a member of the TexStar Group or a TexStar ERISA Affiliate) is, or, at any time within the past six years, has been treated, together with any member of the TexStar Group or any TexStar ERISA Affiliate, as a single employer under Section 414 of the Code or Section 4001 of ERISA.

(e) There does not exist any condition, there has not occurred any event, and there has not been any omission, with respect to the sponsorship, funding or administration of any Benefit Plan, which has or could result in a material Encumbrance upon or material claim with respect to any of the TexStar Assets, or the Company’s being liable for any contribution, withdrawal liability, benefit, claim, settlement, Tax, penalty, payment or liability of any material nature. All contributions required to be made under the terms of any Benefit Plan (including all employer contributions and employee salary reduction contributions) have been timely made in accordance with applicable Law, including 29 C.F.R. § 2510.3-102.

(f) Each group health plan that provides health coverage to any present or former employee of a member of the TexStar Group has operated in compliance, except for any immaterial error, with all requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code and the regulations promulgated thereunder (and any applicable similar state Law), relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease.

(g) Each Benefit Plan has at all times been maintained, administered and operated in all material respects in accordance with its terms, all applicable provisions of ERISA (including the “fiduciary responsibility” and “prohibited transaction” rules thereof), the Code and other applicable Laws, and each Benefit Plan intended to be a qualified plan under Section 401(a) of the Code and each trust forming a part thereof is the subject of a favorable determination or opinion letter from the Internal Revenue Service as to the qualification under the Code of such Benefit Plan and the tax-exempt status of such related trust, and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect the qualification of such Benefit Plan or the tax-exempt status of such related trust. There are no active suits, governmental investigations or proceedings pending or, to the Knowledge of BBTS, threatened against or concerning any Benefit Plan or against any fiduciary thereof respecting the fiduciary’s duties to the Benefit Plan or any trust under the Benefit Plan. There is no action or claim (other than routine claims for benefits made in the ordinary course of Plan administration) pending or, to the Knowledge of BBTS, threatened against or with respect to any Benefit Plan and, to the Knowledge of BBTS, no facts exist which could give rise to any such action or claim.

(h) No member of the TexStar Group or any TexStar ERISA Affiliate has ever maintained or contributed to a trust that is subject to Section 501(c)(9) of the Code and none of the Benefit Plans that are welfare benefit plans within the meaning of Section 3(1) of ERISA provide for health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of a member of the TexStar Group or any TexStar ERISA Affiliate or their beneficiaries, except to the extent required under ERISA Section 601 et seq., or by Section 4980B of the Code and the regulations promulgated thereunder or other similar state Law, and, except as disclosed on Schedule 5.18(h), at the sole expense of the participant.

(i) All insurance premiums due or payable with respect to the periods from the end of the most recent Benefit Plan or contract year to and including the Closing Date have been paid or fully accrued in the TexStar Financial Statements. No such premium is overdue or in a grace period for late payments.

(j) All contributions, expenses and unfunded liabilities for prior plan years which are not yet due and with respect to the current Benefit Plan year for the period ending on the Closing Date relating to all of the Benefit Plans have been made or accrued in accordance with GAAP in the TexStar Financial Statements, and, to the extent required, in the TexStar Financial Statements of the applicable Benefit Plan.

(k) Any fidelity bond required to be obtained under ERISA with respect to any Benefit Plan has been obtained and is in full force and effect.

(l) The consummation of the Transactions will not (either alone or in connection with the occurrence of any additional or subsequent events) result in a nondeductible expense pursuant to Section 280G of the Code or an excise tax to any “disqualified individual” pursuant to Section 4999 of the Code.

(m) Except as disclosed on Schedule 5.18(m), neither the execution of this Agreement nor other Operative Documents by the members of the TexStar Group and the performance by each of them hereunder or thereunder, nor the consummation of the Transactions will (i) entitle any employees, former employees or other service providers of any member of the TexStar Group or any TexStar ERISA Affiliate to severance pay or severance benefits, (ii) accelerate the time of payment or vesting, trigger any payment of compensation or benefits or forgiveness of indebtedness under, increase the amount payable under or trigger any other obligation pursuant to, any of the Benefit Plans, (iii) obligate the Company to continue any of the Benefit Plans or (iv) result in any breach or violation of, or a default under, any of the Benefit Plans.

(n) No provision of any Benefit Plan would prevent the amendment or termination of any such Benefit Plan assumed or continued by the Company pursuant to the Transactions without material liability, other than the (i) the obligation for ordinary benefits accrued before the termination of such Benefit Plan and (ii) payment of any insurance premiums and plan administration fees for the remaining term of the applicable contract. No action or omission of any member of the TexStar Group or any TexStar ERISA Affiliate, or any manager, officer, or agent thereof in any way restricts, impairs or prohibits any of the members of the TexStar Group or any TexStar ERISA Affiliate, or any successor, from amending, merging or terminating any of the Benefit Plans in accordance with the express terms of any such plan and applicable Law.

(o) No Person that was engaged by a member of the TexStar Group or any TexStar ERISA Affiliate as an independent contractor or in any other non-employee capacity can or will be characterized or deemed to be an employee of a member of the TexStar Group or any TexStar ERISA Affiliate under applicable laws, statutes, rules, regulations and administrative proceedings for any purpose whatsoever including for purposes of federal, state and local income taxation, workers’ compensation and unemployment insurance and eligibility for the Benefit Plans or for purposes of applying any fee, Tax or penalty under applicable Law.

5.19 Insurance Coverage. Schedule 5.19 sets forth a list of all insurance policies, formal self-insurance programs and bonds currently maintained by each member of the TexStar Group. All such insurance policies and bonds have been made available to Southcross. All such insurance policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing have been paid and no notice of cancelation or termination has been received with respect to any such insurance policy.

5.20 Intellectual Property. No member of the TexStar Group has received any written notice asserting that the conduct of the TexStar Business infringes upon or violates any Intellectual Property of any Person. Schedule 5.20 lists all material software licenses, patents and other registered Intellectual Property used in the conduct of the TexStar Business, other than programs existing on any personal computers owned by members of the TexStar Group, back-office accounting software or otherwise generally available off the shelf software. Each member of the TexStar Group owns or has valid rights to use all the Intellectual Property of such Person without conflict with the rights of others.

5.21 Customers and Suppliers. Schedule 5.21 sets forth a true and complete list of the top ten customers and top ten suppliers to the TexStar Group, taken as a whole, as measured by the dollar amount of purchases therefrom or thereby for the fiscal year ended December 31, 2013. None of such customers or suppliers has provided to any member of the TexStar Group any written notice which canceled, materially modified or otherwise terminated its relationship with such Person or materially decreased its services, supplies or materials to such Person or its usage or purchase of the services or products of such Person.

5.22 Current Business. Except as set forth on Schedule 5.22, no member of the TexStar Group has engaged in any material business activity other than the TexStar Business.

5.23 Condemnation; Casualty Loss. Since the date of the TexStar Latest Financial Statement, there has been no condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the TexStar Assets in any material respect which has not subsequently been repaired, replaced or restored. Neither BBTS nor any member of the TexStar Group has received written notice of and there is not any pending or, to the Knowledge of BBTS, threatened or contemplated condemnation Proceeding affecting any of the TexStar Assets (or any portion thereof), or of any sale or other disposition of any of the TexStar Assets (or any portion thereof) in lieu of condemnation.

5.24 Books and Records. The books and records of each member of the TexStar Group that are necessary for the ownership and operation of the TexStar Assets have been maintained in accordance with prudent industry practice and such books and records have been made available to Southcross.

5.25 No Representations or Warranties Implied; Independent Investigation; Forecasts.

(a) EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV AND THIS ARTICLE V OR ELSEWHERE IN THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, NEITHER BBTS NOR ANY OTHER PERSON HAS MADE, DOES NOT MAKE AND BBTS SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (i) THE VALUE, NATURE, QUALITY, ADEQUACY OR CONDITION OF THE TEXSTAR BUSINESS OR THE TEXSTAR ASSETS, (ii) THE INCOME TO BE DERIVED FROM THE TEXSTAR INTERESTS, THE TEXSTAR BUSINESS OR THE TEXSTAR ASSETS, (iii) THE SUITABILITY OF THE TEXSTAR ASSETS FOR ANY ACTIVITIES OR USES WHICH THE COMPANY (DIRECTLY OR INDIRECTLY) MAY CONDUCT THEREON OR (iv) THE MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF THE TEXSTAR INTERESTS, THE TEXSTAR BUSINESS OR THE TEXSTAR ASSETS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE IV, THIS ARTICLE V OR ELSEWHERE IN THIS AGREEMENT OR ANY OPERATIVE DOCUMENT, EACH OF SOUTHCROSS AND THE COMPANY FURTHER ACKNOWLEDGES AND AGREES THAT THE COMPANY (i) IS ACQUIRING THE TEXSTAR INTERESTS AND ACCEPTING THE TEXSTAR ASSETS ON AN AS IS, WHERE IS CONDITION AND BASIS WITH ALL FAULTS AND (ii) WITHOUT LIMITING THEIR RIGHTS IN THE CASE OF KNOWING AND INTENTIONAL FRAUD OR WILLFUL MISCONDUCT, WILL NOT ASSERT ANY CLAIMS OR TAKE ANY POSITION IN ANY LEGAL PROCEEDING THAT IS INCONSISTENT WITH THIS SECTION 5.25.

(b) BBTS HAS CONDUCTED ITS OWN INDEPENDENT INVESTIGATION, REVIEW AND ANALYSIS OF THE BUSINESS, RESULTS OF OPERATIONS, PROSPECTS, CONDITION (FINANCIAL OR OTHERWISE) OR ASSETS OF THE SXE GROUP, AND ACKNOWLEDGES THAT IT HAS BEEN PROVIDED ADEQUATE ACCESS TO THE PERSONNEL, PROPERTIES, ASSETS, PREMISES, BOOKS AND RECORDS, AND OTHER DOCUMENTS AND DATA OF THE SXE GROUP FOR SUCH PURPOSE. BBTS ACKNOWLEDGES AND AGREES THAT, IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS, BBTS HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SOUTHCROSS SET FORTH IN ARTICLE VI AND ARTICLE VII (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IS NOT RELYING ON THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MATERIALS, REPRESENTATIONS OR WARRANTIES PROVIDED BY OR ON BEHALF OF SOUTHCROSS OR THE SXE GROUP.

(c) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BBTS ACKNOWLEDGES AND EXPRESSLY CONFIRMS THAT BBTS HAS RECEIVED FROM SOUTHCROSS AND THE SXE GROUP CERTAIN PROJECTIONS, INCLUDING PROJECTED BALANCE SHEETS AND STATEMENTS OF OPERATING REVENUES AND INCOME AND CERTAIN BUSINESS PLAN INFORMATION RELATED TO THE SXE GROUP. BBTS ACKNOWLEDGES THAT (i) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS, (ii) BBTS IS FAMILIAR WITH SUCH UNCERTAINTIES, (iii) BBTS IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS, UNDERLYING ESTIMATES, PROJECTIONS AND FORECASTS FURNISHED TO IT) AND (iv) BBTS SHALL HAVE NO CLAIM AGAINST SOUTHCROSS OR ANY MEMBER OF THE SXE GROUP WITH RESPECT THERETO.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SOUTHCROSS REGARDING SOUTHCROSS

Southcross hereby represents and warrants to BBTS and the Company as follows:

6.1 Organization and Good Standing. Southcross is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and any other Operative Document to which it is a party and to consummate the Transactions.

6.2 Power and Authority. The execution and delivery by Southcross of this Agreement and the other Operative Documents to which it is a party, and the performance of the Transactions by Southcross, have been duly authorized by the board of managers of Southcross, and no other action on the part of Southcross is necessary to authorize this Agreement and the other Operative Documents to which Southcross is a party or to consummate the Transactions. This Agreement and each other Operative Document to which Southcross is a party has been or will be duly and validly executed and delivered by Southcross and constitutes or will constitute a valid and binding obligation of Southcross enforceable against Southcross in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally, (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances and (c) public policy considerations with respect to the enforceability of rights of indemnification.

6.3 No Conflict; Consents.

(a) Except as set forth on Schedule 6.3, neither the execution and delivery by Southcross of this Agreement and the other Operative Documents to which it is a party nor consummation or performance by Southcross of the Transactions will: (i) conflict with or violate any Law binding upon Southcross, (ii) conflict with or violate the Organizational Documents of Southcross, (iii) conflict with or violate any judgment, decree or order to which Southcross is bound, (iv) conflict with or result in a material violation of any provision of or constitute (with or without the giving of notice or the passage of time or both) a material default under or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancelation, acceleration or loss of benefit under, or require any actions (including obtaining the consent of any Person or providing notice to any Person) under, any material Contract to which Southcross is a party or by which Southcross or any of its properties may be bound or result in the imposition of an Encumbrance on any of the SXE Interests, other than in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations, cancelations or accelerations that would not have a Material Adverse Effect on Southcross’ ability to perform its obligations under this Agreement or to consummate the Transactions.

(b) Southcross has obtained or otherwise received all authorizations, consents, orders, approvals, declarations and filings with respect to its entry into the Operative Documents.

6.4 SXE Interests. Southcross owns and has good and valid title to the SXE Interests, free and clear of any Encumbrances (other than restrictions on transfer pursuant to applicable securities Laws and the Organizational Documents applicable to the SXE Interests). Southcross is not a party to any voting trusts, proxy or other agreement or understanding with respect to the voting of the SXE Interests held by Southcross. Except pursuant to this Agreement, Southcross is not party to any Contract pursuant to which Southcross has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Equity Interests in SXE GP or SXE.

6.5 Financial Advisors. Except as set forth on Schedule 6.5, no brokerage or finder’s fees or commissions are or will be payable by Southcross or its Affiliates to any broker, financial advisor or consultant, finder, placement agent, investment banker, intermediary, bank or other Person with respect to the Transactions.

6.6 No Litigation. There is no Proceeding pending or, to the Knowledge of Southcross, threatened against Southcross that seeks to enjoin, restrict, limit or obtain monetary damages in respect of the execution and delivery of this Agreement or Southcross’ performance under this Agreement or in respect of the Transactions.

6.7 Acquisition of Membership Interests.

(a) Southcross has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the membership interests of the Company being issued to Southcross in connection with the Southcross Contribution (the “SXE Company Interest”), and is capable of bearing the economic risk of such investment. Southcross is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. Southcross is acquiring the SXE Company Interest for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the SXE Company Interest (except with respect to the proposed distribution of the SXE Company Interest immediately after the Closing to the owners of Southcross as of the date hereof). Southcross does not have any Contract with any Person to sell, transfer or grant participations to such Person or to any other Person with respect to the SXE Company Interest. Southcross acknowledges and understands that (i) its acquisition of the SXE Company Interest has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) the SXE Company Interest will, upon such acquisition, be characterized as “restricted securities” under state and federal securities Laws. Southcross further acknowledges and understands that the SXE Company Interest may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws and the LLC Agreement.

(b) Southcross has undertaken such investigation as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the LLC Agreement and the other Operative Documents, and the acquisition of the SXE Company Interest and the consummation of the Related Transactions. In respect of the Related Transactions and the composition of the assets of the Company and its Subsidiaries upon consummation of the Transactions, Southcross, in addition to the representations and warranties of BBTS in Article V upon which it is relying, Southcross has had an opportunity to ask questions and receive answers from BBTS regarding the business, properties, prospects and financial condition of the members of the SXE Group.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF SOUTHCROSS REGARDING THE SXE GROUP AND THE SXE BUSINESS

Southcross hereby represents and warrants to BBTS and the Company as follows:

7.1 Organization and Qualification.

(a) Each member of the SXE Group (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and is duly authorized and qualified to carry on its respective SXE Business, (ii) is duly qualified to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on SXE Group, and (iii) has the requisite power and authority to own, lease and operate its respective SXE Assets and to carry on its respective SXE Business.

(b) Southcross has made available to BBTS true and complete copies of (i) the Organizational Documents of each member of the SXE Group and (ii) the minute books of each member of the SXE Group, which contain records of all meetings held of, and other actions taken by, the partners, members, shareholders or other holders of Equity Interests in members of the SXE Group, the Boards of Directors (or equivalent governing body) of each member of the SXE Group, and each committee thereof.

(c) Except as has been obtained before the Closing, no action by a member of the SXE Group is necessary to authorize this Agreement or the other Operative Documents or to consummate the Transactions.

7.2 Capitalization. Except as set forth on Schedule 7.2:

(a) SXE GP is the sole general partner of SXE, and there has been no other general partner of SXE since its formation. No member of the SXE Group owns, directly or indirectly, any Equity Interest in any Person (other than with respect to Equity Interests of another member of the SXE Group). Schedule 7.2 sets forth, for each member of the SXE Group, the issued and outstanding Equity Interests (including the SXE Interests) of such Person and the owners thereof.

(b) There are no outstanding options, restricted units, appreciation rights, profit interests, subscriptions, warrants, securities or rights of any kind (whether debt or equity) that are convertible into, exercisable or exchangeable for Equity Interests (including the SXE Interests) of any member of the SXE Group, or calls, commitments, pre-emptive or anti-dilutive rights, rights of first offer or refusal or other rights obligating a member of the SXE Group to issue or sell any securities or Equity Interests (including any SXE Interests), or otherwise requiring Southcross or a member of the SXE Group to give any Person the right to participate in the equity or net income of any other member of the SXE Group.

(c) The respective Equity Interests set forth on Schedule 7.2 (including the SXE Interests) constitute all of the outstanding Equity Interests in the respective members of the SXE Group and such Equity Interests are owned by SXE or another member of the SXE Group free and clear of any and all Encumbrances (other than restrictions on transfer pursuant to applicable securities Laws, Encumbrances under the SXE Credit Facility (and its predecessor facility, as applicable) and Encumbrances existing under the Organizational Documents of the members of the SXE Group). All Equity Interests (including the SXE Group) of each member of the SXE Group (i) were issued in compliance with all Laws and any preemptive or anti-dilutive rights, rights of first offer or refusal and any other statutory or contractual rights of any Person and (ii) have been duly authorized, validly issued, fully paid and are non-assessable (except as such nonassessability may be affected by matters expressly set forth in the Law of the jurisdiction of organization of such Person).

(d) Except for this Agreement and the Organizational Documents of the members of the SXE Group, there are no agreements, voting trusts or other agreements or understandings between or among Southcross or any member of the SXE Group to which any such Person is a party or by which it is bound with respect to the transfer or voting of any Equity Interests of a member of the SXE Group (including the SXE Interests). Other than this Agreement, there are no Contracts to purchase or redeem any of the outstanding Equity Interests of any member of the SXE Group.

7.3 No Conflict; Consents.

(a) Except as set forth on Schedule 7.3, neither the execution and delivery by Southcross of this Agreement or by Southcross or any member of the SXE Group of the other Operative Documents to which they are a Party, nor consummation or performance by Southcross or any member of the SXE Group of the Transactions will: (i) conflict with or violate any Law binding on a member of the SXE Group, (ii) conflict with or violate the Organizational Documents of a member of the SXE Group, (iii) conflict with or violate any judgment, decree or order to which a member of the SXE Group is bound or (iv) conflict with or result in a material violation of any provision of or constitute (with or without the giving of notice or the passage of time or both) a material default under or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancelation, acceleration or loss of benefit under, or require any actions (including obtaining the consent of any Person or providing notice to any Person) under, any SXE Contract or result in the imposition of an Encumbrance on any of the SXE Assets or on any of the Equity Interests of a member of the SXE Group (including the SXE Interests), other than in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations, cancelations or accelerations that would not have a Material Adverse Effect on the SXE Group, taken as a whole.

(b) Southcross has obtained or otherwise received all authorizations, consents, orders, approvals, declarations and filings with respect to its entry into the Operative Documents.

7.4 Southcross Financial Statements. Each of the financial statements of SXE included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “SXE Historical Financial Statements”) and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 (the “SXE Latest Financial Statement” and, together with the SXE Historical Financial Statements, as filed with the SEC the “SXE Financial Statements”). The SXE Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of the SXE Group on a consolidated basis as of the respective dates thereof and for the periods therein referred to, all in accordance with GAAP consistently applied throughout the periods involved. The SXE Financial Statements have been prepared from and are in accordance with the accounting records of the SXE Group (and such records are true, correct and accurately reflect in all material respects all transactions engaged in by the members of the SXE Group). Since January 1, 2012, except as set forth in the SXE Financial Statements, there has been no material change of the accounting (tax or otherwise) policies, practices or procedures of any member of the SXE Group. The representations in this Section 7.4, as applicable, are subject, in the case of unaudited financial statements, to normal year-end audit adjustments and accruals and the absence of notes and other textual disclosures as permitted by the rules and regulations of the SEC.

7.5 Liabilities; Indebtedness.

(a) Except for liabilities reflected or reserved against in the SXE Latest Financial Statement, as of the date of this Agreement, no member of the SXE Group has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except liabilities and obligations that (i) constitute Transaction Expenses, (ii) have been incurred by such member of the SXE Group in the Ordinary Course of Business since the date of the SXE Latest Financial Statement, (iii) are set forth on Schedule 7.5(a), (iv) arise under any SXE Contract (other than liabilities arising from any breach or default under such Contracts) or (v) are not material to the SXE Group, taken as a whole.

(b) Schedule 7.5(b) sets forth and describes all Third Party Debt of each member of the SXE Group.

(c) Except as set forth on Schedule 7.5(c), no member of the SXE Group owes any liabilities or obligations, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed, to Southcross or its Affiliates, and there are no claims or Proceedings with respect thereto.

7.6 Title to Properties and Assets; Easements.

(a) Each member of the SXE Group has title to or rights or interests in its real property and personal property, free and clear of all Encumbrances (except Permitted Encumbrances and Encumbrances under the SXE Credit Facility and its predecessor facility), sufficient to allow it to conduct its SXE Business as currently being conducted in all material respects.

(b) Each member of the SXE Group has such Easements as are necessary to use, own and operate such Person’s assets in the manner such assets are currently used, owned and operated by such Person, in each case, except as would not reasonably be expected to have a Material Adverse Effect on the SXE Group. No event has occurred that allows, or after the giving of notice or the passage of time, or both, would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Easements, in each case, except as would not reasonably be expected to have a Material Adverse Effect on the SXE Group.

(c) Except as set forth on Schedule 7.6, the SXE Assets constitute all of the assets held by Southcross and its Affiliates for use in the SXE Business and the SXE Assets are and at the Closing will be, sufficient to permit the conduct of the SXE Business in the manner presently conducted in all material respects and for the performance of all obligations of the SXE Group (or any member thereof) under any Contracts relating to the SXE Business.

7.7 Contracts.

(a) Schedule 7.7 contains a list of the following contracts to which any member of the SXE Group is a party or bound (each being a “SXE Contract”):

(i) Any Contract that constitutes a commitment relating to any outstanding Indebtedness of any member of the SXE Group (in either case, whether incurred, assumed, guaranteed or secured by any asset) other than agreements solely between or among one or more of members of the SXE Group or Southcross;

(ii) each natural gas transportation, gathering, treating, processing or other contract, each natural gas liquids fractionation, transportation, purchase, sales or storage Contract and each natural gas purchase Contract that during the 12 months ended March 31, 2014 individually involved, or is reasonably expected in the future to involve, annual revenues received by or payments made by any member of the SXE Group in excess of $5,000,000 in the aggregate;

(iii) each Contract for lease of personal property or real property involving aggregate payments in excess of $1,000,000 in any calendar year;

(iv) each Contract (other than a Benefit Plan) containing a non-compete or similar type of provision that, following the Closing, would by its terms materially restrict the ability of the Company or any member of the SXE Group to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing and any Contract that grants to any Person any right of first refusal, right of first offer or similar right in any material asset or property of any member of the SXE Group;

(v) each Contract involving the pending acquisition or sale of (or option to purchase or sell) any assets or properties of any member of the SXE Group, other than an acquisition or sale in the ordinary course of business consistent with past practice;

(vi) each Contract for futures, swap, collar, put, call, floor, cap, option, or other Contract that is intended to reduce or eliminate the fluctuations in the prices of commodities, including natural gas, natural gas liquids, crude oil and condensate that will be binding on any member of the SXE Group after the Closing;

(vii) each partnership, joint venture or limited liability company agreement to which any member of the SXE Group is a party;

(viii) any Labor Agreement to which any member of the SXE Group is a party or is subject;

(ix) any Contract for employment with any employee of the SXE Group;

(x) any Contract (other than Contracts of the type described in Section 7.7(a)(ii)) for the purchase by any member of the SXE Group of materials, supplies, goods, services, equipment or other assets with a value in excess of $5,000,000 that cannot be terminated by such member of the SXE Group on not more than 90 days’ notice without penalty; and

(xi) each Contract under which any member of the SXE Group has advanced or loaned any amount of money to any of its officers, directors, employees or consultants (other than with respect to immaterial loans or advances to employees in the Ordinary Course of Business).

(b) Southcross has made available to BBTS true and complete copies of each SXE Contract. No member of the SXE Group, nor to the Knowledge of Southcross is any other Person, in material breach or default in the performance of its duties or obligations under any SXE Contract.

(c) Except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally, (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances and (iii) public policy considerations with respect to the enforceability of rights of indemnification, each SXE Contract is in full force and effect against, and constitutes the enforceable obligations of, the member of the SXE Group party to such Contract and, to the Knowledge of Southcross, the other parties thereto, and each of the SXE Contracts will continue to be in full force and effect against, and constitute the enforceable obligations of, the member of the SXE Group party to such Contract and the other parties thereto on identical terms immediately after the Closing. Neither Southcross nor any member of the SXE Group has received written notice of any material violation or default under (or any condition which with the passage of time or the giving of notice would cause such a material violation of or default under) any SXE Contract.

7.8 Permits. Each member of the SXE Group has all material Permits necessary for the conduct of the SXE Business as currently being conducted in all material respects, and such Permits are valid and in full force and effect. Neither Southcross nor any member of the SXE Group has received any written notice of Proceedings relating to the revocation, modification, cancelation, termination or nonrenewal of any material Permit. No member of the SXE Group is in default under, and to the Knowledge of Southcross, no condition exists that with or without the giving of notice or the passage of time, or both, would constitute a default under, any material Permit. All applications required to have been filed for the renewal of any material Permits have been duly filed on a timely basis with the appropriate Governmental Authorities. All notices, applications or other actions, if any, required to ensure that none of such material Permits shall be suspended, terminated, impaired, adversely modified or become terminable, in whole or in part, as a result of any of the Transactions, have been or will be timely completed, and none of such material Permits shall be suspended, terminated, impaired, adversely modified or become terminable, in whole or in part, as a result of any of the Transactions.

7.9 Environmental Matters. Except as set forth on Schedule 7.9:

(a) except as would not reasonably be expected to result in any member of the SXE Group incurring material liabilities, (i) no written claim, notice, order, request for information, complaint, directive or penalty has been received by Southcross or any member of the SXE Group with respect to the SXE Assets or SXE Business and (ii) there are no judicial, administrative or other Proceedings pending or, to the Knowledge of Southcross, threatened or reasonably anticipated, and, to the Knowledge of Southcross, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written claim, notice, order, request for information, directive, complaint, penalty or judicial, administrative or other Proceedings, which, in the case of each of (i) and (ii), allege a violation of or result in liability under any Environmental Law by or of a member of the SXE Group with respect to the SXE Assets or the SXE Business;

(b) the SXE Assets and the operation of the SXE Business are in compliance in all material respects with applicable Environmental Laws, which includes obtaining, maintaining and complying with all material Permits necessary for the operation of the SXE Business under applicable Environmental Laws;

(c) to the Knowledge of Southcross, there are no written environmental reports, studies, tests, analyses or other material documents specifically addressing unresolved environmental liabilities related to the ownership or operation of the SXE Assets, or environmental conditions of the SXE Assets (i) that are in the possession or under the control of, or that are accessible by, Southcross or any member of the SXE Group, or (ii) that are in the possession of any Person other than Southcross or a member of the SXE Group, in each case that have not been made available to BBTS (other than, in the case of (i) and (ii) of this paragraph, any privileged reports or documents that have been indicated as such in a written privilege log made available to BBTS); and

(d) except as would not reasonably be expected to result in any member of the SXE Group or Southcross incurring material liabilities, the operations of the SXE Business have not resulted in a Release of any Hazardous Substances at any real property currently or formerly owned, operated or leased by a member of the SXE Group requiring any reporting, investigation, remediation or other response action under any Environmental Laws, and, to the Knowledge of Southcross, no such Release of any Hazardous Substance has occurred at any real property currently or formerly owned, operated or leased by a member of the SXE Group.

7.10 Taxes.

(a) All Tax Returns required to be filed pursuant to applicable Law by or with respect to Southcross and each member of the SXE Group have been timely filed with the appropriate Governmental Authority (taking into account any applicable extensions), and each such Tax Return is complete and accurate in all material respects. All material amounts of Taxes owed by Southcross and each member of the SXE Group (or for which Southcross or a member of the SXE Group may be liable) that have become due and payable under applicable Law have been timely paid in full, whether or not shown on any Tax Return.

(b) There are no actions pending by any Governmental Authority with respect to Southcross or any member of the SXE Group for any unpaid Taxes, and no Tax assessment, deficiency or adjustment has been asserted, proposed or, to Southcross’ Knowledge, threatened with respect to Southcross or any member of the SXE Group. Neither Southcross nor any member of the SXE Group has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the assessment or collection of Taxes for which Southcross or any member of the SXE Group may be liable, and there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Southcross or any member of the SXE Group. No Tax audit, examination, judicial proceeding or other Proceeding is pending or, to Southcross’ Knowledge, threatened with respect to any Taxes due from or with respect to Southcross or any member of the SXE Group.

(c) To the extent relevant to SXE or any member of the SXE Group, all Tax withholding and deposit requirements imposed on or with respect to Southcross (to the extent relevant to any member of the SXE Group) and/or each other member of the SXE Group have been satisfied in full in all material respects and, to the extent required, any withheld Taxes have been timely paid to the proper Governmental Authority.

(d) Neither Southcross nor any member of the SXE Group has been a party to a “listed transaction,” as such term is defined in Treasury Regulation § 1.6011-4(b)(2).

(e) There are no Encumbrances with respect to Taxes on the SXE Interests, except for Encumbrances for Taxes that are not yet due and payable.

(f) Since its inception, Southcross and each member of the SXE Group has at all times been properly classified as a partnership or a disregarded entity for U.S. federal income tax and any applicable state and local Tax purposes (other than for Texas franchise tax purposes).

(g) There are no outstanding appeals, requests for rulings, claims for refund or credit, or subpoenas relating to Taxes of Southcross or any member of the SXE Group.

(h) None of Southcross (as related to the SXE Group) or any member of the SXE Group has received any claim in writing from any Governmental Authority in a jurisdiction in which such Person does not file Tax Returns that it may be subject to taxation by (or liable for Tax in) that jurisdiction.

(i) None of Southcross (as related to the SXE Group) or any member of the SXE Group is a party to (or currently negotiating or pursuing) any rulings, closing agreements or similar agreements between Southcross or any member of the SXE Group, on the one hand, and any tax authority, on the other hand, that could reasonably be expected to increase materially the Taxes imposed on a member of the SXE Group for any period ending after the Closing Date.

(j) There is no Tax sharing, allocation or indemnification agreement or any similar contract or arrangement with respect to Taxes of a member of the SXE Group that will not be terminated as of the Closing Date other than customary provisions of commercial agreements and arrangements not primarily related to Taxes such as leases, credit facilities, customer agreements and loan agreements.

(k) Neither Southcross nor any member of the SXE Group (i) has been a member of any Consolidated Group (other than a combined group for Texas franchise tax purposes), or (ii) has any liability for the Taxes of any Person under Treasury Regulations § 1.1502-6 (or any corresponding provisions of state, local or foreign Law), or as a transferee, successor, by Contract or otherwise, except for joint and several liability for Texas franchise Taxes of the combined group of which Southcross or the member of the SXE Group is a member.

(l) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect a member of the SXE Group.

(m) To the Knowledge of Southcross, all of the assets of each member of the SXE Group have been properly listed and described on the property tax rolls for the Tax units in which such assets are located and no portion of such assets constitutes omitted property for property tax purposes.

7.11 Compliance with Law. Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit and Tax matters, that are the subject of Section 7.8, Section 7.9 and Section 7.10, respectively, and except as to specific matters disclosed in the SXE SEC Documents (excluding any disclosures in such SXE SEC Documents to the extent they are predictive or forward-looking and general in nature) (a) to the Knowledge of Southcross, each member of the SXE Group is in compliance in all material respects with all applicable Laws and (b) no member of the SXE Group has received written notice of any material violation of any applicable Law.

7.12 Governmental Approvals. Except as set forth in Schedule 7.12, no consent, approval, order, or authorization of, or declaration, filing, notice to or registration with, any Governmental Authority is required to be obtained or made by a member of the SXE Group in connection with the execution, delivery or performance by Southcross of this Agreement or by Southcross or any other member of the SXE Group of any other Operative Document.

7.13 Proceedings. Other than as set forth on Schedule 7.13, there are no material Proceedings pending or, to the Knowledge of Southcross, threatened against, any member of the SXE Group or its business or the SXE Assets. There is no unsatisfied judgment, court order, arbitral award or administrative decision against a member of the SXE Group, its business or the SXE Assets, and no order has been made or petition presented or resolution passed or other steps taken for the winding up or dissolution of any member of the SXE Group. There has been no appointment, and no such appointment is planned by a member of the SXE Group, of an administrator, receiver, liquidator or liquidation committee or like body or officer of a member of the SXE Group or the SXE Assets. To the Knowledge of Southcross, there is no basis for any Proceeding which, if adversely determined against a member of the SXE Group or its Representatives (in the capacity in which such Representative is affiliated with such Person), would reasonably be expected to result in a loss to the SXE Group in excess of $500,000.

7.14 Absence of Changes. Except as set forth on Schedule 7.14:

(a) Since the date of the SXE Latest Financial Statement, there has not been any event or occurrence which has had or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the SXE Group.

(b) Since the date of the SXE Latest Financial Statement, except for this Agreement and the Transactions, each member of the SXE Group has carried on and operated its respective businesses in all material respects in the Ordinary Course of Business and from such date through the date hereof, no member of the SXE Group has:

(i) amended its Organizational Documents;

(ii) transferred, issued, sold or disposed of any of its equity interests (including any options, warrants, or other securities convertible into or exercisable or exchangeable for such equity interests, or other rights of any kind with respect to such equity interests) other than transfers, issuances, sales or dispositions to another member of the SXE Group;

(iii) adopted a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

(iv) made any material change in such Person’s accounting methods, policies or procedures, other than as required by GAAP or a change in applicable Law;

(v) made any acquisitions (by merger, consolidation, acquisition of equity interests or otherwise) of assets, properties, equity interests or business of any other Person;

(vi) other than in the Ordinary Course of Business, sold, transferred, assigned, disposed of, leased, pledged or encumbered any assets;

(vii) commenced or settled any litigation;

(viii) made any loan, advance or capital contribution to, or other investment in, any Person that is not a member of the SXE Group;

(ix) paid, or agreed to pay upon the satisfaction of any condition, any increase in the compensation of any employee of the SXE Group other than in the Ordinary Course of Business, or agreed to pay upon the satisfaction of any condition any severance or termination pay to any such Persons, except as specifically agreed to in writing between Southcross and BBTS as part of the Transactions;

(x) adopted, established, entered into, amended, modified or agreed to amend or modify (or announced an intention to establish, amend or modify) or terminated any Benefit Plan or become liable with respect to any Benefit Plan with respect to which such member of the SXE Group was not liable immediately before the date of the SXE Latest Financial Statement;

(xi) made any material amendment to any Tax Return, or made, changed or rescinded any Tax election, in each case, which would reasonably be expected to materially increase the Tax liability of the SXE Group or the direct or indirect owners of the SXE Group for any taxable period beginning after the Closing Date;

(xii) other than in the Ordinary Course of Business, incurred any Indebtedness or incurred, assumed, guaranteed or otherwise become liable or responsible (whether directly, contingently or otherwise) for any Indebtedness or other obligations of any Person (other than a member of the SXE Group) that will not be extinguished at Closing;

(xiii) committed to any capital expenditures outside of the Ordinary Course of Business after March 31, 2014 that have not been funded or made as of the date hereof in excess of $2,000,000 individually or $10,000,000 in the aggregate;

(xiv) suffered any material damage, destruction or loss affecting any assets of any member of the SXE Group, but in each case only to the extent not covered by payments or approved claims under the SXE Group’s insurance policies;

(xv) accelerated, terminated, materially amended, modified or canceled any SXE Contract, except for any such accelerations, terminations, amendments, modifications or cancelations in the Ordinary Course of Business and that individually would not reasonably be expected to have an adverse impact on the SXE Group in excess of $2,000,000 in any fiscal year; or

(xvi) agreed or committed to do any of the foregoing.

7.15 Transactions with Interested Persons. Except as set forth on Schedule 7.15, none of Southcross, an employee or officer of a member of the SXE Group (or spouse or any child thereof or other related person (by blood or marriage)) or any Affiliate of Southcross or any member of the SXE Group owns, directly or indirectly, on an individual or joint basis, (a) any material interest in, or serves as an officer, director or employee of, any customer or supplier of or any Person that has a Contract with a member of the SXE Group or (b) any material interest in any asset, tangible or intangible, that is used (or contemplated to be used) in the SXE Business, nor has any such Person engaged in any material transaction, arrangement or understanding with a member of the SXE Group other than as contemplated by this Agreement.

7.16 Financial Advisors. Except as set forth on Schedule 7.16, no brokerage or finder’s fees or commissions are or will be payable by a member of the SXE Group to any broker, financial advisor or consultant, finder, placement agent, investment banker, intermediary, bank or other Person in connection with the Transactions.

7.17 Employee Matters.

(a) Except as disclosed on Schedule 7.17 or rights that are extinguished prior to or at Closing, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in the acceleration or creation of any rights of any current or former employee of a member of the SXE Group to payments or benefits or increases in or funding of any payments or benefits or any loan forgiveness.

(b) Except as would not reasonably be expected to result in a Material Adverse Effect on a member of the SXE Group, (i) to the Knowledge of Southcross, each member of the SXE Group is in compliance with all applicable labor and employment Laws including all Laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to employment discrimination, payment of wages, overtime compensation, immigration, occupational health and safety, wrongful discharge, collective bargaining, discrimination, civil rights, workers’ compensation, the Fair Labor Standards Act and the WARN Act, (ii) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority, brought by or on behalf of any employee, prospective or former employee, individual independent contractor or labor organization or other representative of the employees or of any prospective or former employees of any member of the SXE Group is pending or, to the Knowledge of Southcross, threatened against any member of the SXE Group and (iii) no member of the SXE Group is subject to any employment-related audit, investigation, lawsuit or other challenge or otherwise bound by any material consent decree, order or agreement with any current or former employee or individual independent contractor or any Governmental Authority relating to current or former employees or individual independent contractors of any member of the SXE Group.

(c) No employee of the SXE Group is covered by, and no member of the SXE Group is party to, any Labor Agreement. No collective labor organizing activity is ongoing or threatened with respect to any employee of the SXE Group, and no such activity has occurred or been threatened within the past five years. No pickets, strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the SXE Group is pending or threatened, and no such activity has occurred or been threatened within the past five years.

(d) There has been no “mass layoff” or “plant closing,” as defined under the WARN Act, with respect to any employee of the SXE Group within the six-month period immediately preceding the Closing.

7.18 Benefit Plans.

(a) Schedule 7.18(a) sets forth a true and complete list of all material Benefit Plans that are or are required to be sponsored, maintained or contributed to by each member of the SXE Group or any other corporation or trade or business under common control with any of them or treated as a single employer with any of them as determined under Sections 414(b), (c), (m) or (o) of the Code (an “SXE ERISA Affiliate”), or under which any of them or any SXE ERISA Affiliate has any current or future obligation or liability, contingent or otherwise with respect to a present or former officer, employee, agent or consultant of any member of the SXE Group or under which any present or former officer, employee, agent or consultant of any member of the SXE Group, or such present or former officer’s, employee’s, agent’s or consultant’s dependents or beneficiaries, have any current or future right to benefits. For purposes of this Section 7.18, the term “Benefit Plans” refers to the Benefit Plans applicable to the SXE Group, and shall not refer to the Benefit Plans of any member of the TexStar Group.

(b) Schedule 7.18(b) identifies as such all Benefit Plans, if any, which are (i) qualified under Section 401(a) of the Code, (ii) severance, continuation pay, termination pay or deferred compensation arrangements (including any such arrangements contained in an employment, advisory or consulting agreement), (iii) welfare benefit plans within the meaning of Section 3(1) of ERISA and (iv) plans that provide benefits of any kind after termination of employment.

(c) With respect to each Benefit Plan, Southcross has made available to BBTS true and complete copies of all current written documents setting forth the terms and conditions of such Benefit Plan (or a written summary of such terms in the case of an unwritten Plan) and, in the case of each Benefit Plan subject to ERISA, copies of the plan document, the most current summary plan description and any modifications thereto, and if applicable, the most recently filed IRS Form 5500 (including attachments), the most recent trust agreement, insurance or annuity contract or other funding vehicle, the most recent actuarial valuation and report or financial report, as applicable, the most recent IRS determination or opinion letter and other material related documents applicable to such Benefit Plan.

(d) No member of the SXE Group or any SXE ERISA Affiliate has within the past six years maintained, had an obligation to contribute to or has had any other liability, contingent or otherwise, with respect to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or a “multiemployer plan” as defined in Section 3(37) of ERISA. No other trade or business (other than a member of the SXE Group or a SXE ERISA Affiliate) is, or, at any time within the past six years, has been treated, together with any member of the SXE Group or any SXE ERISA Affiliate, as a single employer under Section 414 of the Code or Section 4001 of ERISA.

(e) There does not exist any condition, there has not occurred any event, and there has not been any omission, with respect to the sponsorship, funding or administration of any Benefit Plan, which has or could result in a material Encumbrance upon or material claim with respect to any of the SXE Assets, or the Company’s being liable for any contribution, withdrawal liability, benefit, claim, settlement, Tax, penalty, payment or liability of any material nature. All contributions required to be made under the terms of any Benefit Plan (including all employer contributions and employee salary reduction contributions) have been timely made in accordance with applicable Law, including 29 C.F.R. § 2510.3-102.

(f) Each group health plan that provides health coverage to any present or former employee of a member of the SXE Group has operated in compliance except for any immaterial error, with all requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code and the regulations promulgated thereunder (and any applicable similar state Law), relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease.

(g) Each Benefit Plan has at all times been maintained, administered, and operated in all material respects in accordance with its terms, all applicable provisions of ERISA (including the “fiduciary responsibility” and “prohibited transaction” rules thereof), the Code and other applicable Laws, and each Benefit Plan intended to be a qualified plan under Section 401(a) of the Code and each trust forming a part thereof is the subject of a favorable determination or opinion letter from the Internal Revenue Service as to the qualification under the Code of such Benefit Plan and the tax-exempt status of such related trust, and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect the qualification of such Benefit Plan or the tax-exempt status of such related trust. There are no active suits, governmental investigations or proceedings pending or, to the Knowledge of Southcross, threatened against or concerning any Benefit Plan or against any fiduciary thereof respecting the fiduciary’s duties to the Benefit Plan or any trust under the Benefit Plan. There is no action or claim (other than routine claims for benefits made in the ordinary course of Plan administration) pending or, to the Knowledge of Southcross, threatened against or with respect to any Benefit Plan and, to the Knowledge of Southcross, no facts exist which could give rise to any such action or claim.

(h) No member of the SXE Group or any SXE ERISA Affiliate has ever maintained or contributed to a trust that is subject to Section 501(c)(9) of the Code and none of the Benefit Plans that are welfare benefit plans within the meaning of Section 3(1) of ERISA provide for health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of a member of the SXE Group or any SXE ERISA Affiliate or their beneficiaries, except to the extent required under ERISA Section 601 et seq., or by Section 4980B of the Code and the regulations promulgated thereunder or other similar state Law, and, except as disclosed on Schedule 7.18(h), at the sole expense of the participant.

(i) All insurance premiums due or payable with respect to the periods from the end of the most recent Benefit Plan or contract year to and including the Closing Date have been paid or fully accrued in the SXE Financial Statements. No such premium is overdue or in a grace period for late payments.

(j) All contributions, expenses and unfunded liabilities for prior plan years which are not yet due and with respect to the current Benefit Plan year for the period ending on the Closing Date relating to all of the Benefit Plans have been made or accrued in accordance with GAAP in the SXE Financial Statements, and, to the extent required, in the SXE Financial Statements of the applicable Benefit Plan.

(k) Any fidelity bond required to be obtained under ERISA with respect to any Benefit Plan has been obtained and is in full force and effect.

(l) The consummation of the Transactions will not (either alone or in connection with the occurrence of any additional or subsequent events) result in a nondeductible expense pursuant to Section 280G of the Code or an excise tax to any “disqualified individual” pursuant to Section 4999 of the Code.

(m) Except as disclosed on Schedule 7.18(m), neither the execution of this Agreement nor other Operative Documents by the members of the SXE Group and the performance by each of them hereunder or thereunder, nor the consummation of the Transactions will (i) entitle any employees, former employees or other service providers of any member of the SXE Group or any SXE ERISA Affiliate to severance pay or severance benefits, (ii) accelerate the time of payment or vesting, trigger any payment of compensation or benefits or forgiveness of indebtedness under, increase the amount payable under or trigger any other obligation pursuant to, any of the Benefit Plans, (iii) obligate the Company to continue any of the Benefit Plans or (iv) result in any breach or violation of, or a default under, any of the Benefit Plans.

(n) No provision of any Benefit Plan would prevent the amendment or termination of any such Benefit Plan assumed or continued by the Company pursuant to the Transactions without material liability, other than the (i) the obligation for ordinary benefits accrued before the termination of such Benefit Plan and (ii) payment of any insurance premiums and plan administration fees for the remaining term of the applicable contract. No action or omission of any member of the SXE Group or any SXE ERISA Affiliate, or any manager, officer, or agent thereof in any way restricts, impairs or prohibits any of the members of the SXE Group or any SXE ERISA Affiliate, or any successor, from amending, merging or terminating any of the Benefit Plans in accordance with the express terms of any such plan and applicable Law.

(o) No Person that was engaged by a member of the SXE Group or any SXE ERISA Affiliate as an independent contractor or in any other non-employee capacity can or will be characterized or deemed to be an employee of a member of the SXE Group or any SXE ERISA Affiliate under applicable laws, statutes, rules, regulations and administrative proceedings for any purpose whatsoever including for purposes of federal, state and local income taxation, workers’ compensation and unemployment insurance and eligibility for the Benefit Plans or for purposes of applying any fee, Tax or penalty under applicable Law.

7.19 Insurance Coverage. Schedule 7.19 sets forth a list of all insurance policies, formal self-insurance programs and bonds currently maintained by each member of the SXE Group. All such insurance policies and bonds have been made available to BBTS. All such insurance policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing have been paid and no notice of cancelation or termination has been received with respect to any such insurance policy.

7.20 Intellectual Property. No member of the SXE Group has received any written notice asserting that the conduct of the SXE Business infringes upon or violates any Intellectual Property of any Person. Schedule 7.20 lists all material software licenses, patents and other registered Intellectual Property used in the conduct of the SXE Business, other than programs existing on any personal computers owned by members of the SXE Group, back-office accounting software or otherwise generally available off the shelf software. Each member of the SXE Group owns or has valid rights to use all the Intellectual Property of such Person without conflict with the rights of others.

7.21 Customers and Suppliers. Schedule 7.21 sets forth a true and complete list of the top ten customers and top ten suppliers to the SXE Group, taken as a whole, as measured by the dollar amount of purchases therefrom or thereby for the fiscal year ended December 31, 2013. Except as set forth on Schedule 7.21, none of such customers or suppliers has provided to any member of the SXE Group any written notice which canceled, materially modified or otherwise terminated its relationship with such Person or materially decreased its services, supplies or materials to such Person or its usage or purchase of the services or products of such Person.

7.22 Current Business. Except as set forth on Schedule 7.22, no member of the SXE Group has engaged in any material business activity other than the SXE Business.

7.23 Condemnation; Casualty Loss. Since the date of the SXE Latest Financial Statement, there has been no condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the SXE Assets in any material respect which has not subsequently been repaired, replaced or restored. Neither Southcross nor any member of the SXE Group has received written notice of and there is not any pending or, to the Knowledge of Southcross, threatened or contemplated condemnation Proceeding affecting any of the SXE Assets (or any portion thereof), or of any sale or other disposition of any of the SXE Assets (or any portion thereof) in lieu of condemnation.

7.24 Books and Records. The books and records of each member of the SXE Group that are necessary for the ownership and operation of the SXE Assets have been maintained in accordance with prudent industry practice and such books and records have been made available to BBTS.

7.25 No Representations or Warranties Implied; Independent Investigation; Forecasts.

(a) EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE VI AND THIS ARTICLE VII OR ELSEWHERE IN THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, NEITHER SOUTHCROSS NOR ANY OTHER PERSON HAS MADE, DOES NOT MAKE AND SOUTHCROSS SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO,

CONCERNING OR WITH RESPECT TO (i) THE VALUE, NATURE, QUALITY, ADEQUACY OR CONDITION OF THE SXE BUSINESS OR THE SXE ASSETS, (ii) THE INCOME TO BE DERIVED FROM THE SXE INTERESTS, THE SXE BUSINESS OR THE SXE ASSETS, (iii) THE SUITABILITY OF THE SXE ASSETS FOR ANY ACTIVITIES OR USES WHICH THE COMPANY (DIRECTLY OR INDIRECTLY) MAY CONDUCT THEREON OR (iv) THE MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF THE SXE INTERESTS, THE SXE BUSINESS OR THE SXE ASSETS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE VI, THIS ARTICLE VII OR ELSEWHERE IN THIS AGREEMENT OR ANY OPERATIVE DOCUMENT, EACH OF BBTS AND THE COMPANY FURTHER ACKNOWLEDGES AND AGREES THAT THE COMPANY (i) IS ACQUIRING THE SXE INTERESTS AND ACCEPTING THE SXE ASSETS ON AN AS IS, WHERE IS CONDITION AND BASIS WITH ALL FAULTS AND (ii) WITHOUT LIMITING THEIR RIGHTS IN THE CASE OF KNOWING AND INTENTIONAL FRAUD OR WILLFUL MISCONDUCT, WILL NOT ASSERT ANY CLAIMS OR TAKE ANY POSITION IN ANY LEGAL PROCEEDING THAT IS INCONSISTENT WITH THIS SECTION 7.25.

(b) SOUTHCROSS HAS CONDUCTED ITS OWN INDEPENDENT INVESTIGATION, REVIEW AND ANALYSIS OF THE BUSINESS, RESULTS OF OPERATIONS, PROSPECTS, CONDITION (FINANCIAL OR OTHERWISE) OR ASSETS OF THE TEXSTAR GROUP, AND ACKNOWLEDGES THAT IT HAS BEEN PROVIDED ADEQUATE ACCESS TO THE PERSONNEL, PROPERTIES, ASSETS, PREMISES, BOOKS AND RECORDS, AND OTHER DOCUMENTS AND DATA OF THE TEXSTAR GROUP FOR SUCH PURPOSE. SOUTHCROSS ACKNOWLEDGES AND AGREES THAT, IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS, SOUTHCROSS HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND THE EXPRESS REPRESENTATIONS AND WARRANTIES OF BBTS SET FORTH IN ARTICLE IV AND ARTICLE V (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IS NOT RELYING ON THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MATERIALS, REPRESENTATIONS OR WARRANTIES PROVIDED BY OR ON BEHALF OF BBTS OR THE TEXSTAR GROUP.

(c) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SOUTHCROSS ACKNOWLEDGES AND EXPRESSLY CONFIRMS THAT SOUTHCROSS HAS RECEIVED FROM BBTS AND THE TEXSTAR GROUP CERTAIN PROJECTIONS, INCLUDING PROJECTED BALANCE SHEETS AND STATEMENTS OF OPERATING REVENUES AND INCOME AND CERTAIN BUSINESS PLAN INFORMATION RELATED TO THE TEXSTAR GROUP. SOUTHCROSS ACKNOWLEDGES THAT (i) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS, (ii) SOUTHCROSS IS FAMILIAR WITH SUCH UNCERTAINTIES, (iii) SOUTHCROSS IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN

EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS, UNDERLYING ESTIMATES, PROJECTIONS AND FORECASTS FURNISHED TO IT) AND (iv) SOUTHCROSS SHALL HAVE NO CLAIM AGAINST BBTS OR ANY MEMBER OF THE TEXSTAR GROUP WITH RESPECT THERETO.

ARTICLE VIII

COVENANTS OF THE PARTIES

8.1 Conduct of the Business.

(a) From the date hereof until the Closing or the termination of this Agreement in accordance with Article IX, other than as provided for in, or contemplated by, this Agreement, (i) BBTS shall not transfer, assign or convey any of its TexStar Interest, or commit to or enter into any Contract to effect the foregoing, or permit any Encumbrance to be placed on any of its TexStar Interest, and (ii) except as set forth on Schedule 8.1(a), BBTS shall, and shall cause each member of the TexStar Group to, conduct its business and operations in the Ordinary Course of Business, and use commercially reasonable efforts to maintain the value of the TexStar Business as a going concern consistent with past practice, including by preserving intact its business organization, keeping available the services of its current managers, partners, officers and employees, preserving its relationships with customers, creditors and suppliers consistent with past practice, maintaining its books and records and complying in all material respects with applicable Law.

(b) From the date hereof until the Closing or the termination of this Agreement in accordance with Article IX, other than as provided for in, or contemplated by, this Agreement, (i) Southcross shall not transfer, assign or convey any of its SXE Interest, or commit to or enter into any Contract effect the foregoing, or permit any Encumbrance to be placed on any of its SXE Interest, and (ii) Southcross shall, and shall cause each member of the SXE Group to, conduct its business and operations in the Ordinary Course of Business consistent with past practice, and use commercially reasonable efforts to maintain the value of the SXE Business as a going concern consistent with past practice, including by preserving intact its business organization, keeping available the services of its current managers, partners, officers and employees, preserving its relationships with customers, creditors and suppliers consistent with past practice, maintaining its books and records and complying in all material respects with applicable Law.

8.2 Access to Books and Records. From the date hereof until the Closing Date or the earlier termination of this Agreement:

(a) BBTS shall provide to Southcross and its authorized Representatives (the “Southcross Representatives”) (a) access at all reasonable times and upon at least two Business Days’ advance notice to the offices, properties, books and records of the members of the TexStar Group in order for the Southcross Representatives to have the opportunity to make such investigation as Southcross shall reasonably desire to make of the affairs of the members of the TexStar Group and (b) such additional financial and operating data and other information regarding the assets, properties and business of members of the TexStar Group as Southcross may from time to time reasonably request; provided that such access and provision of information does not unreasonably interfere with the normal operations of the members of the TexStar Group or contravene any Law or require substantial time to compile or provide.

(b) Southcross shall provide to BBTS and its authorized Representatives (the “BBTS Representatives”) (a) access at all reasonable times and upon at least two Business Days’ advance notice to the offices, properties, books and records of the members of the SXE Group in order for the BBTS Representatives to have the opportunity to make such investigation as BBTS shall reasonably desire to make of the affairs of the members of the SXE Group and (b) such additional financial and operating data and other information regarding the assets, properties and business of members of the SXE Group as BBTS may from time to time reasonably request; provided that such access and provision of information does not unreasonably interfere with the normal operations of the members of the SXE Group or contravene any Law or require substantial time to compile or provide.

Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that (i) it would require any member of the TexStar Group or the SXE Group to disclose information subject to attorney-client privilege or (ii) legal counsel for BBTS or Southcross, as applicable, reasonably concludes that it may give rise to antitrust or competition law issues or violates a protective order or otherwise may not be disclosed pursuant to applicable Law. Further, BBTS and Southcross shall not be permitted to perform invasive or subsurface investigations of the properties or facilities of the SXE Group or the TexStar Group, respectively.

8.3 Contact with Customers and Suppliers.

(a) BBTS acknowledges and agrees that it is not authorized to and shall not (and shall not permit any of its Representatives or Affiliates to) contact any customer, supplier or other material business relation of a member of the SXE Group (except any current or prospective customers, suppliers or other such Persons of the TexStar Group, if the same) before the Closing without the prior written consent of Southcross.

(b) Southcross acknowledges and agrees that it is not authorized to and shall not (and shall not permit any of its Representatives or Affiliates to) contact any customer, supplier or other material business relation of a member of the TexStar Group (except any current or prospective customers, suppliers or other such Persons of the SXE Group, if the same) before the Closing without the prior written consent of BBTS.

8.4 Closing Efforts. Subject to the terms and conditions herein, each Party shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws to consummate and make effective as promptly as practicable the Transactions. Subject to appropriate confidentiality protections, each Party shall furnish to the other Parties such necessary information and reasonable assistance as such other Parties may reasonably request in connection with the foregoing.

8.5 Notification. From the date hereof until the Closing Date, upon discovery thereof, each Party shall provide prompt written notice to the other Party of (a) in the case of BBTS, the occurrence, or failure to occur, of any event of which to the Knowledge of BBTS causes or would be reasonably likely to cause the condition in Section 2.3(a) to fail to be satisfied or the failure of BBTS to comply with or satisfy in any material respect any covenant or agreement to be complied with by it hereunder prior to Closing and (b) in the case of Southcross, the occurrence, or failure to occur, of any event of which to the Knowledge of Southcross causes or would be reasonably likely to cause the condition in Section 2.2(a) to fail to be satisfied or the failure of Southcross to comply with or satisfy in any material respect any covenant or agreement to be complied with by it hereunder prior to Closing. The delivery of any notice pursuant to this Section 8.5 shall be for informational purposes only, and shall not in any way be deemed to cure any inaccuracy or breach of any provision of this Agreement or in any way limit or affect any rights or remedies under this Agreement (including rights to indemnification).

8.6 Conditions. Each Party shall use commercially reasonable efforts to cause the conditions to closing applicable to such Party in Article II to be satisfied and to consummate the Transactions as soon reasonably possible after the satisfaction of the conditions set forth in Article II (other than those to be satisfied at the Closing).

8.7 Preparation of Supporting Documents. BBTS (on its on behalf and on behalf of Holdings GP), Southcross and the Company shall take such actions, shall furnish such information and shall prepare, or cooperate in preparing, and execute and deliver, such certificates, agreements and other instruments as the other such Party or Parties may reasonably request from time to time, before, at or after the Closing, with respect to the Transactions and the performance of the obligations under this Agreement and each other Operative Document to which it is a party or, with respect to BBTS, to which a member of the TexStar Group is a party, and with respect to Southcross, to which a member of the SXE Group is a party.

8.8 Transaction Expenses. If the Closing occurs, the Company shall bear, and shall promptly reimburse BBTS and Southcross (and, as applicable, their Affiliates) for, all reasonable out-of-pocket fees and expenses (but excluding any brokerage, advisor and similar transaction fees) incurred by such Party (whether incurred before, at or after the date of this Agreement) in connection with the Transactions, including the reasonable fees and expenses of legal counsel, accountants and all other third party consultants and advisors engaged by such Party to assist it in the structuring, negotiation, documentation and implementation of the Transactions (“Transaction Expenses”). If the Closing does not occur, each Party (and its Affiliates, as applicable) shall bear and be responsible for the Transaction Expenses incurred by such Person.

8.9 Exclusivity. From the date hereof until consummation of the Transactions or the earlier termination of this Agreement, each of the Parties shall not, and shall cause their respective Subsidiaries, and the Representatives of the foregoing, not to, directly or indirectly (a) solicit or initiate, or encourage the submission of, proposals or offers relating to, (b) respond to any submissions, proposals or offers relating to (other than to inform any person of such Party’s obligations under this paragraph), (c) engage in any negotiations or discussions with any Person relating to or (d) enter into any Contract or otherwise cooperate in any way with any other Person in connection with, in each case, any acquisition, equity investment, merger, recapitalization, liquidation, dissolution or similar transaction involving all or any portion of the assets of such Party or any of its Subsidiaries or all or any portion of the Equity Interest of such Party or any of its Subsidiaries without first obtaining the written approval of the other Parties.

8.10 Publicity. The Parties shall promptly advise and cooperate with each other before issuing, or permitting any of a Party’s Representatives to issue, any press release or other form of public announcement with respect to any Operative Documents or the Transactions. The Parties agree that all such press releases or other forms of public announcement with respect to the Operative Documents or the Transactions are subject to the prior approval of the other Parties, which approval shall not be unreasonably withheld; provided, however, that the Parties shall be entitled to issue a press release or make a public announcement with respect to the Operative Documents or the Transactions if such Party, as the issuer of such press release or other form of public announcement, has received advice from its counsel to the effect that such press release is required by Law or listing agreement with a national security exchange or the rules of such exchange, including the NYSE or the SEC. If a Party is required by Law or listing agreement with a national security exchange or the rules of such exchange to make any release concerning any Operative Document or the Transactions, then such Party agrees to use its commercially reasonable efforts to: (a) provide advance notice of at least two Business Days to the other Parties of such release, which such notice shall include the content of such release, and (b) incorporate the reasonable comments proposed by the non-issuing Party.

8.11 Confidentiality. The Parties shall maintain in confidence the terms and conditions of this Agreement and each other Operative Document in accordance with the terms of the Confidentiality Agreement, the terms of which shall remain in full force and effect and shall be applicable to the Parties as if each such Party had been a signatory thereto. The preceding confidentiality covenant will not apply to any such information that (a) is in the public domain other than as a result of a violation of this Section 8.11 by a Party or its Representatives, (b) necessarily must be disclosed in connection with any actions brought to enforce the terms of this Agreement or with respect to the Transactions or (c) is required to be disclosed in response to a valid judgment, decree or order by a Governmental Authority or pursuant to the listing agreement with a national security exchange or the rules of such exchange, including the NYSE, or the SEC; provided, that, the Party subject to such judgment, decree or order shall notify the other Parties in writing of such required disclosure with sufficient time to permit such Parties to seek confidential treatment of such information. If the Closing occurs, the Confidentiality Agreement shall terminate (which termination shall be effective as of the Closing).

8.12 Right of First Offer for Excluded TexStar Assets.

(a) If at any time BBTS proposes to sell, transfer, assign, convey, gift, exchange or otherwise dispose (other than to an Affiliate of BBTS) (“Transfer”) of any asset that is an Excluded TexStar Asset, then the Company, or any Person designated by the Company, shall have a right of first offer relating to such assets and BBTS shall deliver written notice (the “Transfer Notice”) to the Company specifying the asset(s) to be Transferred (the “Offered Assets”), stating BBTS’ bona fide intention to Transfer such Offered Assets and, if known, the identity of any prospective transferees.

(b) The Transfer Notice shall constitute BBTS’ offer to Transfer the Offered Assets to the Company or its designee, which offer shall be irrevocable for a period of 45 Days (the “ROFO Notice Period”). By delivering the Transfer Notice, BBTS represents and warrants to the Company and any designee thereof that (i) BBTS has full right, title and interest in and to the Offered Assets, (ii) BBTS has all the necessary power and authority and has taken all necessary action to sell such Offered Assets as contemplated by this Section 8.12 and (iii) the Offered Assets will be conveyed free and clear of any and all Encumbrances (other than Permitted Encumbrances).

(c) Upon receipt of the Transfer Notice, the Company or any designee thereof shall have until the end of the ROFO Notice Period to offer to purchase all (but not less than all) of the Offered Assets by delivering a written notice (a “ROFO Offer Notice”) to BBTS stating that it offers to purchase such Offered Assets and setting forth the material terms and conditions upon which the Company or any designee thereof will purchase the Offered Assets, including the proposed purchase price (which price shall be payable solely in cash at the closing of the transaction). Any ROFO Offer Notice so delivered shall be binding on the Company upon delivery and shall be irrevocable by the Company.

(d) If the Company does not deliver a ROFO Offer Notice in accordance with Section 8.12(c), BBTS may, during the 120 day period following the expiration of the ROFO Notice Period (which period may be extended for a reasonable time not to exceed 180 days to the extent reasonably necessary to obtain any required approvals of any Governmental Authority) (the “Waived ROFO Transfer Period”), Transfer all of the Offered Assets to a third Person on terms and conditions no more favorable in the aggregate to such third Person than those set forth in the ROFO Offer Notice. If BBTS does not Transfer the Offered Assets within such period or, if such Transfer is not consummated within the Waived ROFO Transfer Period, the rights provided hereunder shall be deemed to be revived and the Offered Assets shall not be Transferred or offered to any Person unless first re-offered to the Company in accordance with this Section 8.12.

(e) BBTS and the Company agree that the terms and conditions of any sale of Offered Assets to the Company or its designee in accordance with this Section 8.12 will be memorialized in, and governed by, a written purchase and sale agreement between BBTS and the Company or its designee with customary terms and provisions for such a transaction. At the closing of any sale and purchase with the Company or its designee pursuant to this Section 8.12, BBTS shall deliver or cause to be delivered to the Company or its designee the Offered Assets free and clear of all Encumbrances (other than the Permitted Encumbrances), against receipt of the purchase price therefor by certified check or by wire transfer of immediately available funds.

8.13 Tax Matters.

(a) Closing of the Books. The Company shall, to the extent permitted under Law and each such entity’s Organizational Documents, cause each Contributed Entity to allocate all items of income, gain, loss, deduction or credit attributable to the taxable period of the Contributed Entity in which the Closing occurs based on an interim closing of the Contributed Entity Company’s books as of the end of the Closing Date consistent with Section 8.13(c) (to the extent the Contributed Entity’s Tax period does not otherwise end on the Closing Date).

(b) Return Preparation and Tax Payment. SXE GP shall, at its sole cost and expense, prepare or cause to be prepared all Tax Returns of the Contributed Entities due after the Closing Date that relate to a Pre-Closing Tax Period, including a Straddle Period (the “Post-Closing Returns”), other than Tax Returns of, or that include, BBTS or any of its Affiliates other than members of the TexStar Group (the “Excluded Returns”). SXE GP shall timely file or cause to be timely filed all Post-Closing Returns (other than Excluded Returns) and timely pay, or cause the Contributed Entities to timely pay, all Taxes shown as due on such Post-Closing Returns, as finalized pursuant to this Section 8.13(b), provided however that (i)if the Southcross Contribution causes SXE to close its books on the Closing Date, federal income Tax Return of SXE for the short period (a) ending on the Closing Date shall be filed no later than January 21, 2015 (on extension), and (b) beginning the day immediately after the Closing Date shall be filed no later than January 31, 2015, and (ii) if the Southcross Contribution does not cause SXE to close its books, the SXE federal income Straddle Return shall be filed no later than January 31, 2015. BBTS shall prepare or cause to be prepared, and file or cause to be filed, the Excluded Returns at its cost and expense and shall remit the Tax shown to be due thereon to the appropriate Tax authority. The Post-Closing Returns and the TexStar Excluded Returns shall, to the extent permitted by applicable Law, be prepared on a basis consistent with existing procedures and practices and accounting methods of the applicable Contributed Entity, except for inconsistencies required by changes in Law or facts.

At least 20 days prior to the due date of any Post-Closing Return (other than any Excluded Return or any federal income Tax Return of SXE) that is an income or franchise Tax Return (including, for the avoidance of doubt, any Texas franchise tax return), or a reasonable period of time with respect to a Post-Closing Return that is a non-income or non-franchise Tax Return, or at least 10 days prior to the date any federal income Tax Return of SXE is filed, SXE GP shall submit a draft of such Post-Closing Returns (including Straddle Returns) for review and approval to both the BBTS Director and the Southcross Director. The Southcross Director and the BBTS Director shall each consider in good faith any comments made by the other Party, and shall attempt in good faith to resolve any disagreements regarding such Post-Closing Returns prior to the due date for filing. At least 20 days prior to the due date of any TexStar Excluded Return that is an income or franchise Tax Return (including, for the avoidance of doubt, any Texas franchise tax return), or a reasonable period of time with respect to a TexStar Excluded Return that is not an income or franchise Tax Return, BBTS shall submit a draft of such TexStar Excluded Returns to the Southcross Director for review and approval. Any approval pursuant to rights granted to a Person under this Section 8.13(b) shall not be unreasonably withheld, conditioned or delayed.

With respect to any such Post-Closing Return, the amount of undisputed Tax due with respect to such Pre-Closing Tax Period (as determined under Section 8.13(c) with respect to Straddle Periods) shall become a Redirected Distribution Amount with respect to the following Parties (the “Disputing Party”) (i) Southcross for Post-Closing Returns of SXE GP and the members of the SXE Group, and (ii) BBTS for Post-Closing Returns of the members of the TexStar Group. In the event of a dispute with respect to any such Post-Closing Return, the disputed amounts become a Redirected Distribution Amount of the Disputing Party promptly when such items in dispute are resolved pursuant Section 8.13(g). No amount treated as a Redirected Distribution Amount pursuant to this Section 8.13(b) shall excuse the Disputing Party from its indemnification obligations (if any) pursuant to Article X if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Pre-Closing Returns exceeds the amount of the Redirected Distribution Amount under this Section 8.13(b). With respect to any Excluded Return that is for a Straddle Period, the Company shall pay to BBTS at least two days prior to the filing of such Excluded Return, the amount of undisputed Tax due with respect such Excluded Return that is attributable to a Post-Closing Tax Period (as determined under Section 8.13(c)). In the event of a dispute with respect to any such Excluded Return, the disputed amounts attributable to the Company shall become payable by the Company to BBTS promptly when such items in dispute are resolved pursuant to Section 8.13(g).

In the event that at least five days prior to the due date for filing (or, with respect to any federal income Tax Return of SXE, at least five days prior to the date such Tax Return is filed) (the “Disputed Return Date”) (i) any Post-Closing Return, SXE GP and the party or parties entitled to approve such return pursuant to Section 8.13(b) are unable to resolve any dispute with respect to such Post-Closing Return, or (ii) any TexStar Excluded Return that is a Straddle Return, the Southcross Director and BBTS are unable to resolve any dispute with respect to any such return, such dispute shall be resolved pursuant to Section 8.13(g), which resolution shall be binding on the Parties.

(c) Straddle Period Tax Returns. To the extent permissible under applicable Laws, the Company shall elect to have each taxable period of the Contributed Entities (other than SXE) during which the Closing Date occurs end at the end of the Closing Date and, if such election is not permitted or required in a jurisdiction such that any of the Contributed Entities is required to file a Tax Return for a Straddle Period, the Company shall use the following conventions for determining the amount of Taxes attributable to the Pre-Closing Tax Period: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the Pre-Closing Tax Period shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes, withholding Taxes and other transaction based Taxes) to the extent the Contributed Entity’s Organizational Documents permit, the amount attributable to the Pre-Closing Tax Period shall be determined using a “closing of the books methodology”; provided, however, with respect to SXE, the amount of federal and state income Taxes shall be allocated based on a pro rata basis using the conventions set forth in the SXE Partnership Agreement. For purposes of clause (ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the Pre-Closing Tax Period by multiplying the amount of such item for the entire Straddle Period by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, with such reasonable adjustments as may be necessary to appropriately take the items into account (e.g., to appropriately reflect the period during which depreciable property was in service).

(d) Tax Contests. If the Company or any member Contributed Entity receives notice of any deficiency, proposed adjustment, assessment, audit, examination, inquiry, suit, dispute or other claim with respect to any Pre-Closing Taxes (a “Tax Claim”), the Company will cause such entity to notify in writing within ten days of receipt of any Tax Claim the Southcross Director and the BBTS Director, but the failure to so notify will not relieve the BBTS or Southcross, as applicable, of any liability it may have under Section 10.1(b)(iii) or Section 10.2(b)(iii), except to the extent such Party has suffered actual and material prejudice thereby. With respect to any Tax Claim, the provisions of this Section 8.13(d) and not Section 10.4 or Section 10.5 shall apply.

With respect to any Tax Claim, the following Person (the “Controlling Person”) shall assume and control all claims, actions, administrative appeals, proceedings, hearings and conferences, investigations or inquiries, suits with any applicable Governmental Authorities with respect thereto (the “Tax Proceedings”) (i) the Southcross Director with respect to a Tax Claim attributable to SXE GP and any member of the SXE Group, or (ii) the BBTS Director with respect to a Tax Claim attributable to a member of the TexStar Group. With respect to any Tax Claim, the Controlling Person may either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that (A) the Person, as between the Southcross Director and the BBTS Director, who is not the Controlling Person as to a Tax Claim (the “Non-Controlling Person”) will be permitted to participate fully in all such Tax Proceedings at such Person’s sole cost and the Controlling Person will consult in good faith with the Non-Controlling Person in the negotiation and settlement of any Tax Claim, and (B) the Controlling Person will not, without the written consent of the Non-Controlling Person (which consent shall not be unreasonably withheld) settle or compromise any Tax Claim in any manner; provided, that to the extent that a Tax Claim relates to a Straddle Period, the Southcross Director and the BBTS Director will jointly have the right to control all Tax Proceedings taken in connection with any such Tax Claim and such Straddle Period Tax Claim will not settle or compromise such Straddle Period Tax Claim, without the written consent of both the Southcross Director and the BBTS Director, which consents shall not be unreasonably withheld, conditioned or delayed.

(e) Cooperation on Tax Matters. Southcross and BBTS shall (and the Company shall cause the Contributed Entities to) (i) assist in the preparation and timely filing of all Tax Returns of the Contributed Entities; (ii) assist in any audit or other proceeding with respect to the Tax Returns or Taxes of the Contributed Entities (whether or not involving a Tax contest); (iii) make available any information, records or other documents relating to any Taxes or Tax Returns of the Contributed Entities (including copies of Tax Returns and related work papers) with respect to a Pre-Closing Tax Period; and (iv) provide certificates or forms, and timely execute any Tax Returns, that are necessary or appropriate to establish an exemption for (or reduction in) any Tax. Without limiting the foregoing, BBTS agrees to provide to the Company no later than March 1, 2015, the following information as of the Closing Date (i) the tax basis of all assets and the amount of liabilities of the members of the TexStar Group; (ii) the amount of any tax items under Section 704(c) of the Code with respect to assets of the members of the TexStar Group; and (iii) to the extent reasonably available, such other information as the Company may reasonably request in writing for purposes of complying with its applicable tax reporting requirements. Neither the Company or SXE GP shall, nor shall they allow the Contributed Entities to, amend any Tax Return of any of the Contributed Entities for a Pre-Closing Tax Period or otherwise initiate any other Post-Closing Tax Event without the prior written consent of (i) the Southcross Director, with respect to a Post-Closing Tax Event of SXE GP or any member of the SXE Group, or (ii) the BBTS Director, with respect to a Post-Closing Tax Event of any members of the TexStar Group.

(f) Refunds. Any refund of Taxes of the Contributed Entities, including any interest with respect thereto, attributable to any Tax period occurring on or before the Closing Date (or attributable to the portion of any Straddle Period ending on the Closing Date determined in a manner specified in Section 8.13(c)) shall be for the account of (i) Southcross, with respect to Tax refunds relating to SXE GP or any member of the SXE Group, and (ii) BBTS, with respect to Tax refunds relating to any member of the TexStar Group. If the amount of any such Tax refund is received by the Company or any of the Contributed Entities, such refund shall be paid promptly to the appropriate Party consistent with this Section 8.13(f).

(g) Disputes. If a dispute arises under Section 8.13(b) with respect to approval of a Tax Return, then within 20 days after the Disputed Return Date, the disagreeing parties shall submit any unresolved disagreements to the Audit Firm for a final and binding determination and the disagreeing parties shall execute such engagement, indemnity and other agreements as such Audit Firm may reasonably require in connection with or as a condition to such engagement. The party failing to approve the Tax return in question shall provide in writing all of such party’s disagreements to the Audit Firm within two days of the submission of the disagreement to the Audit Firm, with respect to any portion of the disputed return, together with proposed changes thereto, and an explanation in reasonable detail of, and such supporting documentation as is reasonably necessary to support, such changes. The disagreeing parties shall cooperate diligently with any reasonable request of the Audit Firm and furnish to the Audit Firm such workpapers, schedules, calculations, analysis and other documents and information relating to such objections as the Audit Firm may reasonably request and are available to such disagreeing party or its Affiliates (or its independent public accountants) and will be afforded the opportunity to present to the Audit Firm any additional material relating to the determination of the matters in dispute and to discuss such determination with the Audit Firm prior to any written notice of determination hereunder being delivered by the Audit Firm. The Audit Firm’s engagement shall be limited to the resolution of designated items of the disputed Tax Return arising under Section 8.13(b). The decision of the Audit

Firm shall be set forth in a written statement delivered to the disagreeing parties and shall be final and binding on such parties, absent fraud or manifest error. Judgment may be entered on the decision of the Audit Firm in any court of competent jurisdiction. The fees and expenses of the Independent Auditor shall be borne in the same manner and based on the same principles provided in Section 2.7(h).

(h) Tax Characterization of Transaction. The Parties acknowledge and agree that the transactions hereunder may cause a tax termination of SXE for U.S. federal income tax purposes under Section 708 of the Code. If such termination occurs, SXE will have two short period Tax Returns for U.S. federal income tax purposes for the 2014 calendar year, one for the period from January 1, 2014 through and including the Closing Date and one for the period beginning on the day after the Closing Date. The Parties shall treat (i) the Southcross Contribution and the BBTS Contribution as transactions described in Section 721(a) of the Code, (ii) the payments to Southcross and BBTS pursuant to Section 2.5(h) as distributions pursuant to a plan of a portion of the proceeds of the Credit Facility to Southcross and BBTS as described in Treasury Regulations Section 1.707-5(b)(2)(ii)(A), and (iii) the assumption of the Assumed Debt Amount pursuant to Section 2.5(g) as an assumption of a “qualified liability” pursuant to Treasury Regulation Section 1.707-5(a). The Parties shall not adopt positions inconsistent with the characterization or treatment described in this Section 8.13(h) in any Tax Return or Tax contest, except to the extent a change in Tax Law requires a different characterization. Unless otherwise required by applicable Law, the Parties agree that all indemnification payments made pursuant to Section 10.1(b) and Section 10.2(b) will be treated by the Parties and reflected on their Tax Returns as a reimbursement to the Company to restore the value of the contributions made by the payee Limited Partner as of the Closing Date, and such payment shall neither increase such Partner’s Capital Account (as defined in the LP Agreement) nor affect the Sharing Percentages (as defined in the LP Agreement).

(i) Termination of Tax Sharing Agreements. The Parties shall ensure that any tax sharing or similar agreements to which any Contributed Entity was or is a party prior to the Closing (other than those solely between a Contributed Entity and another Contributed Entity) shall be terminated as of the Closing as to such Contributed Entity, and no Contributed Entity or any successor thereto shall have any further rights or obligations under any such agreement, including for prior periods covered by any such agreements.

(j) Tax Indemnity. The Company shall indemnify, defend and hold harmless TexStar (or any of its Affiliates, other than the Company or its Subsidiaries) from and against (i) any and all taxes (including any interest, penalties or additions to tax and any tax sharing payment otherwise due under any tax sharing agreements, except to the extent that such tax sharing agreement is described in Section 8.13(i)) of the Company or any of its Subsidiaries (or any Contributed Entity) for any Post-Closing Tax Period, including, for the avoidance of doubt, any taxes imposed on TexStar (or any of its Affiliates, other than the Company or its Subsidiaries) for Post-Closing Tax Period taxes attributable to the income, assets or operations of the Company, any of its Subsidiaries or any Contributed Entity on account of TexStar (or any of its Affiliates, other than the Company or its Subsidiaries) being deemed to be a member of a consolidated, combined or unitary group with the Company and/or its Subsidiaries or any Contributed Entity; and (ii) any reasonable out of pocket expenses (e.g., reasonable attorneys’ and accountants’ fees and expenses) relating to matters covered by the foregoing.

8.14 Series A Change of Control Offer. Southcross shall promptly (and in no event later than five Business Days following the date hereof) cause SXE to take such actions as may be necessary to comply with the terms and provisions of Section 5.12(b)(viii)(E) of the SXE Partnership Agreement to effect the Series A Change of Control Offer and thereafter to consummate the transactions contemplated thereby, in each case, in accordance with the terms and conditions of the SXE Partnership Agreement.

8.15 Mutual Releases.

(a) Effective as of the Closing, (i) Southcross, on its own behalf and on behalf of its Affiliates (other than the members of the SXE Group) and their respective heirs, estates, executors, administrators, successors and assigns, hereby unconditionally and irrevocably releases and waives any claims that Southcross or any of its Affiliates (other than the members of the SXE Group) has or may in the future have, in its capacity as an equity holder, member, manager, director, officer, employee or similar capacity, against each member of the SXE Group or any of their respective directors, officers, employees or equity holders, in each case, arising out of, resulting from or relating to actions, omissions, facts or circumstances occurring, arising or existing at or prior to the Closing, in each case, other than with respect to claims under this Agreement or any other Operative Document and (ii) the Company shall cause each member of the SXE Group, on its own behalf and on behalf of its Affiliates or their respective heirs, estates, executors, administrators, successors and assigns, to unconditionally release and waive any claims that such member of the SXE Group has or may in the future have against Southcross or any of its directors, officers, employees, Affiliates or equity holders in Southcross’ capacity as an equity holder, member, manager or similar capacity of any member of the SXE Group, in each case, arising out of, resulting from or relating to actions, commissions, facts or circumstances occurring, arising or existing at or prior to the Closing, in each case, other than with respect to claims under this Agreement or any other Operative Document.

(b) Effective as of the Closing, (i) BBTS, on its own behalf and on behalf of its Affiliates (other than the Company, Holdings GP and members of the TexStar Group) and their respective heirs, estates, executors, administrators, successors and assigns, hereby unconditionally and irrevocably releases and waives any claims that BBTS or any of its Affiliates (other than the Company, Holdings GP and members of the TexStar Group) has or may in the future have, in its capacity as an equity holder, member, manager, director, officer, employee or similar capacity, against each member of the TexStar Group or any of their respective directors, officers, employees or equity holders, in each case, arising out of, resulting from or relating to actions, omissions, facts or circumstances occurring, arising or existing at or prior to the Closing, in each case, other than with respect to claims under this Agreement or any other Operative Document and (ii) the Company shall cause each member of the TexStar Group or their respective heirs, estates, executors, administrators, successors and assigns, to unconditionally release and waive any claims that such member of the TexStar Group has or may in the future have against BBTS or any of such Person’s directors, officers, employees, Affiliates or equity holders in (as applicable) BBTS’ capacity as an equity holder, member, manager or similar capacity of any member of the TexStar Group, in each case, arising out of, resulting from or relating to actions, commissions, facts or circumstances occurring, arising or existing at or prior to the Closing, in each case, other than with respect to claims under this Agreement or any other Operative Document.

8.16 Restructuring. Prior to the Closing, BBTS shall cause to be taken the following actions (collectively, the “TexStar Rich Gas Restructuring”):

(a) Frio LaSalle Pipeline shall effect a divisive merger (the “Merger”), in form and substance reasonably acceptable to SXE, in accordance with Chapter 10 of the Texas Business Organizations Code and pursuant to which, among other things:

(i) Frio LaSalle Pipeline shall be a surviving entity in the Merger and shall change its name in connection with the Merger;

(ii) a new Texas limited partnership shall be created by the Merger (“New Frio LP”), whose sole general partner shall be a newly-formed Texas limited liability company of which TexStar LP will be the sole member; and

(iii) all of the assets of Frio LaSalle Pipeline, other than assets related to the TexStar rich gas system (including those assets set forth on Schedule 8.16), shall be vested in New Frio LP.

(b) TexStar LP shall contribute to Frio LaSalle Pipeline all of the Equity Interests in the TexStar JV Entities held by TexStar LP and TexStar LP and Frio LaSalle Pipeline shall take such other actions as may be reasonably necessary to further evidence such transfer, including delivering notice of such transfer to Atlas and executing a joinder agreement to the Organizational Documents of T2 EFC Holdings, T2 EF Gathering and T2 LaSalle Gathering.

8.17 Financing. Prior to the Closing BBTS and Southcross shall use commercially reasonable efforts to provide and to cause their respective Representatives, including legal and accounting, to provide all cooperation reasonably requested by the Company that is necessary or advisable in connection with the arrangement of the Financing (the “Financing Cooperation”), including: (a) using commercially reasonable efforts to participate in informational meetings, conference calls and other direct contact with potential lenders at such times and places as the lenders may reasonably request; (b) using commercially reasonable efforts to ensure that the syndication effort benefits from existing lending relationships; (c) assisting (including using commercially reasonable efforts to cause affiliates and advisors to assist) in the preparation of a confidential information memorandum for the Credit Facility and other marketing materials to be used in connection with the syndication contemplated by the SXE Commitment Letter, (d) using commercially reasonable efforts to assist the borrower under the Credit Facility in obtaining public corporate family and public corporate credit ratings for the Company and public credit ratings for the Credit Facility from each of Standard & Poor’s Ratings Group and Moody’s

Investors Service, Inc. prior to the Closing Date and (e) promptly providing the lenders with all available information reasonably deemed necessary by them to successfully complete the syndication contemplated by the SXE Commitment Letter.

ARTICLE IX

TERMINATION

9.1 Grounds for Termination. Subject to Section 9.2, this Agreement may be terminated at any time before the Closing upon the occurrence of any one or more of the following:

(a) by the mutual written agreement of the Parties;

(b) by either Party (by giving written notice to the other Party), if the consummation of the Transactions would violate any final judgment, decree or order of any Governmental Authority having appropriate jurisdiction enjoining the consummation of the Transactions;

(c) by either Party (by giving written notice to the other Party), if the other Party has breached this Agreement in any material respect and such breach causes any of the conditions to Closing for the other Party not to be satisfied (or, if before the Closing, is of such a magnitude that it will not be possible for such condition to be satisfied); provided, however, that in the case of a breach that is capable of being cured, the breaching Party shall have until the earlier of (i) the Outside Date and (ii) 30 days following receipt of such notice to attempt to cure the breach and the termination under this Section 9.1(c) shall not become effective until the end of such period;

(d) by either Party (by giving written notice to the other Party), if the Closing has not occurred by September 30, 2014 (the “Outside Date”), through no breach (including a willful failure to perform an obligation under this Agreement) of this Agreement by the terminating Party or its Affiliates;

(e) by BBTS (by giving written notice to Southcross) if there shall have occurred a Material Adverse Effect on the SXE Group; and

(f) by Southcross (by giving written notice to Southcross) if there shall have occurred a Material Adverse Effect on the TexStar Group.

9.2 Effect of Termination. A Party shall not have the right to terminate this Agreement under Section 9.1 if it is then in material breach of this Agreement. If this Agreement is terminated in accordance with Section 9.1, such termination shall be without liability to any Party, except with respect to any Party that has intentionally and willfully breached this Agreement and except that performance of the obligations contained in Section 8.11, this Section 9.2, Article X and Article XI, and such defined terms in Exhibit A as may be required to give meaning to such Sections, shall survive termination of this Agreement. No termination of this Agreement under this Article IX shall relieve any Party of liability for breach of this Agreement arising before such termination.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification by BBTS. Subject to the limitations set forth in this Article X, from and after the Closing:

(a) BBTS shall indemnify and hold Southcross and its members, managers, officers, employees, agents, Affiliates and assignees (collectively, the “Southcross Indemnitees”) and the Company harmless from and against any and all Losses actually incurred by any such Southcross Indemnitee either directly or indirectly (by virtue of ownership of partnership interests in the Company) as a result of, arising from or related to any failure of the representations and warranties of BBTS set forth in Article IV to be true and correct as of the Closing Date (or, if such representations and warranties relate to an earlier date, as of such earlier date); and

(b) BBTS shall indemnify and hold the Company and its directors, managers, officers, employees, agents and assignees (collectively, the “Company Indemnitees”) harmless from and against any and all Losses actually incurred by any such Company Indemnitee as a result of, arising from or related to:

(i) any failure of the representations and warranties of BBTS set forth in Article V to be true and correct as of the Closing Date (or, if such representations and warranties relate to an earlier date, as of such earlier date);

(ii) any breach or non-fulfillment of any covenant or agreement on the part of BBTS under this Agreement;

(iii) any amounts for indemnification that are owing by TexStar LP pursuant to and in accordance with Section 9.1 of the Drop Down Agreement; and

(iv) any Indemnified Taxes of any member of the TexStar Group.

10.2 Indemnification by Southcross. Subject to the limitations set forth in this Article X, from and after the Closing:

(a) Southcross shall indemnify and hold BBTS and its partners, members, managers, officers, employees, agents, Affiliates and assignees (collectively, the “TexStar Indemnitees”) and the Company harmless from and against any and all Losses actually incurred by any such TexStar Indemnitee either directly or indirectly (by virtue of ownership of partnership interests in the Company) as a result of, arising from or related to any failure of the representations and warranties of Southcross set forth in Article VI to be true and correct as of the Closing Date (or, if such representations and warranties relate to an earlier date, as of such earlier date); and

(b) Southcross shall indemnify and hold the Company Indemnitees harmless from and against any and all Losses actually incurred by any such Company Indemnitee as a result of, arising from or related to:

(i) any failure of the representations and warranties of Southcross set forth in Article VII to be true and correct as of the Closing Date (or, if such representations and warranties relate to an earlier date, as of such earlier date);

(ii) any breach or non-fulfillment of any covenant or agreement on the part of Southcross under this Agreement; and

(iii) any Indemnified Taxes of SXE GP or any member of the SXE Group.

10.3 Survival. Regardless of any investigation at any time made by or on behalf of any Party, each of the representations and warranties contained in this Agreement shall survive the Closing for the applicable period of time set forth in this Section 10.3 and any and all claims and causes of action for indemnification under this Article X arising out of the inaccuracy or breach of any representation or warranty of a Party must be made before the termination of the applicable survival period.

(a) All of the representations, warranties, covenants and agreements of the Parties contained in this Agreement and any and all claims and causes of action for indemnification under this Article X shall survive as follows (with the date on which the relevant representation, warranty, covenant or agreement expires pursuant to this Section 10.3 being the “Expiration Date”):

(i) the representations and warranties set forth in (A) Sections 4.1, 4.2, 4.4, 4.5, 4.8, 5.1, 5.2, 5.16, 6.1, 6.2, 6.4, 6.5, 6.7, 7.1, 7.2 and 7.16 shall survive indefinitely and (B) Sections 5.10, 5.18, 7.10 and 7.18 shall survive for a period ending 60 days after the expiration of the statute of limitations applicable to any matters or other liabilities that are the subject thereof (together, the representations and warranties set forth in clauses (A) and (B), except for those set forth in Sections 5.18 and 7.18, the “Fundamental Representations”), and any covenants or agreements in this Agreement that by their terms are to be performed after the Closing shall survive until fully discharged; and

(ii) except for the Fundamental Representations and the representations and warranties set forth in Section 5.18 and 7.18, all representations and warranties set forth in Article IV, Article V, Article VI and Article VII shall survive until the date that is 12 months after the Closing Date (collectively, the “Non-Fundamental Representations”).

(b) No action for a breach of any representation, warranty, covenant or agreement contained herein (other than Fundamental Representations, which survive in accordance with Section 10.3(a)(i)) shall be brought after the applicable Expiration Date, except for claims of which a Party has received a Claim Notice before the applicable Expiration Date.

10.4 Third Person Claims.

(a) If any Southcross Indemnitee, TexStar Indemnitee or Company Indemnitee (any such Person, an “Indemnified Party”) has received notice or otherwise has knowledge of any claim by any Person who is not a Party or the commencement of any Proceeding by such Person who the Indemnified Party believes in good faith has an indemnifiable claim under this Agreement (a “Third Person Claim”), the Indemnified Party shall deliver a Claim Notice with respect thereto to the Party obligated to provide indemnification pursuant to Section 10.1 or Section 10.2 (the “Indemnifying Party”); provided, however, that the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such Third Person Claim except to the extent that such failure or delay results in the loss or forfeiture by the Indemnifying Party of material rights and defenses otherwise available to the Indemnifying Party with respect to such Third Person Claim or increased indemnification expenses incurred as a direct result of such failure or delay to so notify. The Claim Notice shall state the nature and the basis of such Third Person Claim. The Indemnifying Party shall have the right to defend and settle any such Third Person Claim, at its own expense and by its own counsel (reasonably acceptable to the Indemnified Party) if the Indemnifying Party provides written notice to the Indemnified Party (within five Business Days of its receipt of the Claim Notice) declaring its intention to defend or settle such Third Person Claim and acknowledging its obligations to indemnify the Indemnified Party with respect to such Third Person Claim in accordance with this Article X.

(b) If the Indemnifying Party notifies the Indemnified Party of its intention to undertake the defense or settlement of such Third Person Claim pursuant to Section 10.4(a), the Indemnified Party shall cooperate with the Indemnifying Party and its counsel, at the Indemnifying Party’s sole cost and expense, in all commercially reasonable respects in the defense thereof and in any settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake the defense or settlement of such Third Person Claim pursuant to Section 10.4(a), the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such Third Person Claim; provided, however, that the Indemnified Party shall be entitled, at its expense, to participate in the defense of such Third Person Claim and the negotiations of the settlement thereof.

(c) The Indemnifying Party shall not settle any Third Person Claim without the consent of the Indemnified Party unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Indemnified Party and further involves no injunction or equitable relief upon the Indemnified Party and no limitation on the future operation of the business, assets or property of the Company, its Subsidiaries or their respective Affiliates.

(d) If, upon receiving a Claim Notice with respect to a Third Person Claim, the Indemnifying Party does not timely undertake to defend such Third Person Claim, or fails to pursue such defense diligently or is otherwise not entitled to assume the defense of such Third Person Claim or the Indemnified Party is otherwise entitled to assume such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such Third Person Claim, in its discretion, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other Losses incurred by the Indemnified Party in connection therewith.

10.5 Direct Claims.

(a) If the Indemnified Party asserts the existence of a claim giving rise to Losses that is not a Third Person Claim (a “Direct Claim”), the Indemnified Party shall deliver a Claim Notice with respect thereto to the Indemnifying Party. If the Company, as an Indemnified Party hereunder, suffers an indemnifiable Loss, the Party that is not responsible for such Loss is hereby granted all power and authority to cause the Company to bring a Direct Claim and make decisions on behalf of the Company as an Indemnified Party hereunder.

(b) A Claim Notice delivered in connection with a Direct Claim shall state that it is being given pursuant to this Section 10.5 and shall specify the nature and, if known, the amount of the Losses associated therewith. If the Indemnifying Party, within 30 days after the receipt of such Claim Notice from the Indemnified Party, shall not give written notice to the Indemnified Party stating the Indemnifying Party’s intent to contest such Direct Claim, the Indemnified Party’s assertion shall be deemed accepted and the amount of such Direct Claim shall be deemed a valid Direct Claim.

(c) If, however, the Indemnifying Party contests such Direct Claim by giving written notice, setting forth in reasonable detail the basis for contesting the Direct Claim, to the Indemnified Party within such 30-day period, then the Indemnifying Party and the Indemnified Party shall negotiate in good faith to reach agreement regarding such Direct Claim. If the Indemnifying Party and the Indemnified Party cannot reach an agreement regarding such Direct Claim within 30 days after the notice contesting such Direct Claim provided by the Indemnifying Party has been received by the Indemnified Party, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

10.6 Basket; Indemnification Cap.

(a) An Indemnifying Party shall not have any obligation to provide indemnification for Losses arising out of breaches of the Non-Fundamental Representations (“Covered Losses”) except to the extent that the aggregate amount of all Covered Losses exceeds (i) in the event that BBTS is the Indemnifying Party, $5,500,000 and (ii) in the event that Southcross is the Indemnifying Party, $2,312,500 (each of (i) and (ii), as applicable, the “Basket”) in which case the Indemnifying Party shall be liable under this Article X only for Covered Losses that exceed the Basket. The Basket shall not be applicable to Losses arising out of breaches of the Fundamental Representations, Section 5.5(b) or Section 7.5(b).

(b) The maximum amount for which a Party may be liable, other than in cases of knowing and intentional fraud or willful misconduct, in respect of breaches of any of the Non-Fundamental Representations, shall be limited to an amount equal to (i) in the event that BBTS is the Indemnifying Party, $82,500,000 and (ii) in the event Southcross is the Indemnifying Party, $34,687,500, and in respect of any breaches of the Fundamental Representations or any other covenant or agreement under this Agreement, shall be limited to an amount equal to the Contribution Consideration applicable to such Party. Notwithstanding the foregoing, there shall be no maximum amount for which a Party may be liable in connection with such Party’s breach of Section 5.5(b) or Section 7.5(b), as applicable.

10.7 Calculation of Losses. In calculating amounts payable to any Indemnified Party for a claim for indemnification hereunder, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, agreement or covenant and shall be computed net of payments actually recovered by the Indemnified Party (or its Affiliates) under any insurance policy with respect to such Losses.

10.8 Other Limitations.

(a) Waiver of Certain Damages. Notwithstanding any other provision of this Agreement, no Party shall be liable for punitive, special, indirect, exemplary, consequential, remote or speculative damages of any kind or nature or any damages calculated using diminution of value or any multiple of value, regardless of the form of action through which such damages are sought, except (A) for any such damages recovered by any Person who is not a Party against an Indemnified Party in respect of which such Indemnified Party would otherwise be entitled to indemnification pursuant to the terms hereof and (B) in the case of consequential damages to an Indemnified Party arising from knowing and intentional fraud or willful misconduct.

(b) Sole and Exclusive Remedy. Except for the indemnity obligations described in Section 8.13, or the assertion of any claim based on knowing and intentional fraud or willful misconduct or with respect to the determination of the Final Adjustment Amount pursuant to Section 2.7, the remedies provided in this Article X shall be the sole and exclusive legal remedies of the Parties from and after the Closing with respect to this Agreement and the Transactions expressly contemplated by this Agreement. This Article X shall not govern the remedies available under any other Operative Document to which a Party is party or in respect of the Related Transactions and nothing contained in this Agreement shall limit the ability of any Party (or any of its Affiliates) to pursue any remedy under the Operative Documents (excluding this Agreement). Subject to the rights of the parties to the SXE Commitment Letter under the terms thereof, none of the Parties, nor or any of their respective affiliates, shall have any rights or claims against the Debt Financing Sources in connection with the SXE Credit Facility described in the SXE Commitment Letter, whether at law or equity, in contract, in tort or otherwise.

(c) No Duplication. No Southcross Indemnitee shall be entitled to indemnification under this Article X in respect of any matter to the extent such matter is taken into account in the determination of the amount of Preferred Equity to be issued at Closing or for any variations in any amount reflected in (including as a result of a determination by the Audit Firm) in the determination of the Final Adjustment Amount pursuant to Section 2.7.

(d) For purposes of determining whether a representation or warranty has been breached for purposes of this Article X and determining the amount of Losses suffered by any TexStar Indemnitee or Southcross Indemnitee, as the case may be, each representation and warranty set forth in this Agreement, and any qualification with respect to any representation or warranty set forth in the Schedules, shall be read without regard or giving effect to any “material,” “materiality” or “Material Adverse Effect” qualifications that may be contained in any such representation or warranty.

10.9 Payment of Indemnification by a Party. The sole and exclusive remedy of any Indemnified Party for any Losses under Section 10.1 or Section 10.2, as applicable, shall be as set forth in this Section 10.9:

(a) Upon (i) any Southcross Indemnitee or Company Indemnitee becoming entitled to any Losses pursuant to any claim for indemnification under Section 10.1 or (ii) any TexStar Indemnitee or Company Indemnitee becoming entitled to any Losses pursuant to any claim for indemnification under Section 10.2, the Southcross Indemnitee, the Company Indemnitee or the TexStar Indemnitee, as applicable, shall give written notice (an “Indemnity Notice”) thereof (which notice shall state the amount of such Losses) to BBTS or Southcross, as applicable. At any time on or prior to 30 days after BBTS’ or Southcross’ receipt, as applicable, of an Indemnity Notice (“CP Deadline”), BBTS or Southcross, as applicable, shall have the right, at its option and sole discretion, to deliver to the Company, by check or wire transfer of immediately available funds, cash in an amount up to the amount of the Losses with respect to which such Indemnity Notice has been given (“Subject Losses”).

(b) To the extent BBTS or Southcross, as applicable, delivers cash to the Company pursuant to this Section 10.9 on or before the CP Deadline, such Subject Losses shall be reduced dollar for dollar by the amount of such cash so paid and shall be deemed satisfied to the extent of such payment and (i) in the case of such payment by BBTS, neither the Southcross Indemnitees nor the Company Indemnitees shall have any further rights under this Agreement with respect to such Subject Losses to the extent so satisfied and (ii) in the case of such payment by Southcross, neither the TexStar Indemnitees nor the Company Indemnitees shall have any further rights under this Agreement with respect to such Subject Losses to the extent so satisfied, in each case, absent knowing and intentional fraud on the part of BBTS or Southcross, as applicable.

(c) If BBTS or Southcross, as applicable, shall not have paid to the Company cash in the full amount of such Subject Losses on or before the CP Deadline applicable to such Subject Loss (the amount by which the Subject Losses exceed the amount of cash so paid by BBTS or Southcross, as applicable, the “Adjustment Loss”), such Adjustment Loss shall be satisfied in accordance with Section 4.5, Section 5.1(b) and Section 5.1(c) of the LP Agreement, as applicable.

(d) Any amounts paid, either in cash or in accordance with Section 4.5, Section 5.1(b) and Section 5.1(c) of the LP Agreement, as applicable, shall not have any effect on the Capital Accounts (as defined in the LP Agreement) of Southcross or BBTS (or their respective collective assignees) applicable to such Person as a partner of the Company.

ARTICLE XI

MISCELLANEOUS

11.1 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Texas, without giving effect to any conflicts of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.

(b) The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Dallas, Texas, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the Transactions, and each Party hereby irrevocably agrees that all claims in respect of such dispute or Proceeding may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the Transactions brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a Party to this Agreement may become involved. Each Party consents to process being served by any other Party to this Agreement in any Proceeding of the nature specified in this Section 11.1(b) by the mailing of a copy thereof in the manner specified by the provisions of Section 11.7.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATED TO THE SXE COMMITMENT LETTER OR THE PERFORMANCE THEREOF.

(d) Notwithstanding anything in this Section 11.1 to the contrary, each of the Parties agrees that it will not bring or support any action or proceeding (whether at law, in equity, in contract, in tort or otherwise) against any Commitment Party (as defined in the SXE Commitment Letter), any Lender (as defined in the SXE Commitment Letter), any affiliate of a Commitment Party or a Lender or any other Person that has committed to provide or otherwise entered into agreements in connection with the SXE Commitment Letter or the financings related thereto in connection with the transactions contemplated hereby (each such Person, a “Debt Financing Source”, and, collectively, the “Debt Financing Sources”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the SXE Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The provisions of the foregoing sentence in this Section 11.1(d) shall be enforceable by each Debt Financing Source, its affiliates and their respective successors and permitted assigns.

11.2 Third-Party Beneficiaries. Nothing in this Agreement shall provide any benefit to any third Person or entitle any third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract; provided, however, that the indemnification provisions of Article X shall inure to the benefit of the Southcross Indemnitees and the TexStar Indemnitees as provided therein; provided that each of the Debt Financing Sources are third-party beneficiaries of this Agreement with respect to the provisions in this Section 11.2 and provisions in Sections 10.8, 11.1 and 11.6 of this Agreement regarding venue, jury waiver, recourse and amendment of this Contribution Agreement to the extent related to the Debt Financing Sources.

11.3 No Partnership. Nothing in this Agreement shall constitute a joint venture or partnership between or among the Parties or constitute any Party as agent or attorney of any other Party for any purpose whatever, and, except as expressly provided for in this Agreement, no Party shall have authority or power to bind any other Party or to contract in the name of or create liability against any other Party in any way or for any purpose, except as expressly authorized in writing by one Party in favor of another Party from time to time.

11.4 Assignment. No Party may assign its rights and obligations under this Agreement without the prior written consent of the other Parties; provided, however, at any time prior to the Closing BBTS shall be permitted to assign all of its rights and obligations under this Agreement to any wholly-owned Subsidiary of BBTS upon written notice to Southcross and from and after such assignment any and all references to BBTS in this Agreement shall be deemed to be references to such assignee, unless the context dictates otherwise. By way of clarification, no such assignment by BBTS shall affect the release and related agreements of BBTS set forth in Section 8.15, which shall remain in effect notwithstanding such assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

11.5 Entire Agreement. This Agreement, the other Operative Documents and the Confidentiality Agreement collectively constitute the sole understanding of the Parties with respect to the subject matter hereof; provided, however, that this provision is not intended to abrogate any other written agreement between or among the Parties executed before or with this Agreement that relates to any subject matter other than the Transactions.

11.6 Amendment. This Agreement may only be amended, modified or supplemented by an instrument in writing signed by the Parties. Further, the Parties shall not amend the provisions in this Section 11.6 or in Sections 10.8, 11.1 or 11.2 of this Agreement in a manner that is adverse to the Debt Financing Sources without the Debt Financing Sources’ prior written consent.

11.7 Notices. All notices, demands or communications required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier with charges prepaid, by certified mail, postage prepaid and return receipt requested, or by facsimile transmission or Email that is confirmed by another writing, sent to the Parties as follows:

If to BBTS or, prior to the Closing, the Company:

BBTS Borrower LP

18615 Tuscany Stone, Suite 300

San Antonio, Texas 78258

Attn: Phil Mezey

Facsimile: (210) 495-0075

Email: phil.mezey@texstarms.com

With a copy (which shall not constitute notice) to:

Tailwater Capital LLC

300 Crescent Court, Suite 200

Dallas, Texas 75201

Attn: Jason H. Downie

Facsimile: (214) 292-8562

Email: jdownie@tailwatercapital.com

and

EIG Global Energy Partners

Three Allen Center

333 Clay Street, Suite 4150

Houston, Texas 77002

Attn: Clayton R. Taylor

Email: clay.taylor@eigpartners.com

and

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attn: Rodney L. Moore

Email: rodney.moore@weil.com

If to Southcross:

Southcross Energy LLC

1700 Pacific Avenue, Suite 2900

Dallas, Texas 75201

Attn: David W. Biegler

Facsimile: (214) 979-3710

Email: biegler@southcrossenergy.com

With a copy (which shall not constitute notice) to:

Charlesbank Capital Partners LLC

200 Clarendon Street, 54th Floor

Boston, Massachusetts 02116

Attn: Jon M. Biotti

Facsimile: (617) 619-5402

Email: jbiotti@charlesbank.com

and

Gardere Wynne Sewell LLP

1601 Elm Street, Suite 3000

Dallas, Texas 75201

Attn: Robert Sarfatis

Facsimile: (214) 999-3245

Email: rsarfatis@gardere.com

If, following the Closing, to the Company:

Southcross Holdings LP

1700 Pacific Avenue, Suite 2900

Dallas, Texas 75201

Attn: David W. Biegler

Facsimile: (214) 979-3710

Email: biegler@southcrossenergy.com

With a copy (which shall not constitute notice) to:

BBTS Borrower LP

18615 Tuscany Stone, Suite 300

San Antonio, Texas 78258

Attn: Phil Mezey

Facsimile: (210) 495-0075

Email: phil.mezey@texstarms.com

and

Charlesbank Capital Partners LLC

200 Clarendon Street, 54th Floor

Boston, Massachusetts 02116

Attn: Jon M. Biotti

Facsimile: (617) 619-5402

Email: jbiotti@charlesbank.com

and

Tailwater Capital LLC

300 Crescent Court, Suite 200

Dallas, Texas 75201

Attn: Jason H. Downie

Facsimile: (214) 292-8562

Email: jdownie@tailwatercapital.com

and

EIG Global Energy Partners

Three Allen Center

333 Clay Street, Suite 4150

Houston, Texas 77002

Attn: Clayton R. Taylor

Email: clay.taylor@eigpartners.com

All such notices shall be deemed to have been duly given, (a) as of the date of delivery, if delivered personally or by overnight delivery service or other courier, (b) on the date receipt is acknowledged, if delivered by certified mail, and (c) upon the date on which the transmission is separately confirmed in writing, if delivered by facsimile or Email. A Party may change its address for notice by notice to the other Parties in the manner set forth above.

11.8 Waiver.

(a) Any waiver of a breach of any of the terms of this Agreement or of any default hereunder shall be in writing and shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

(b) No failure to exercise and no relaxation, forbearance, indulgence or delay on the part of any Party in exercising any right, remedy, power or privilege of that Party under this Agreement and no course of dealing among the Parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.9 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended to modify such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

11.10 Conspicuousness of Provisions. The Parties acknowledge and agree that the provisions contained in this Agreement that are set out in “bold” and “all capital letters” satisfy the requirement of the “express negligence rule” and any other requirement at Law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

11.11 Deliveries to a Party. Any document or item will be deemed “delivered,” “provided” or “made available” by a Person for all purposes within the meaning of this Agreement if such document or item (a) is included in the electronic data site hosted by Merrill Corporation at the Parties’ request for “Project Landry,” (b) is actually delivered or provided to the subject Person or its Representatives or (c) is made available upon request, including at such Person’s or any of its Affiliates’ offices.

11.12 Counterparts; Delivery. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which taken together shall constitute one and the same instrument. A Party’s delivery of an executed counterpart signature page by facsimile or Email transmission is as effective as executing and delivering this Agreement in the presence of the other Parties. No Party shall be bound until such time as all of the Parties have executed this Agreement (or counterparts hereof).

11.13 Representation by Counsel. Each Party acknowledges that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.14 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.15 Schedules. The Parties agree as follows:

(a) The information in any Schedule constitutes (i) exceptions to particular representations, warranties, covenants and obligations of the Parties, as applicable, as set forth in this Agreement or (ii) descriptions or lists and other items referred to in this Agreement. Capitalized terms used but not defined in the Schedules have the meanings given them in this Agreement.

(b) The Schedules are not intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Any disclosure in one Schedule applicable to a Party will be deemed to be disclosed in any other Schedule applicable to such Party where such disclosure is reasonably apparent on the face of such disclosure that it applies to such other Schedule.

(c) The inclusion of any item in any Schedule (i) does not represent a determination or belief that such item is required to be disclosed or is material (nor does such inclusion establish a standard of materiality), (ii) does not represent a determination that such item did not arise in the Ordinary Course of Business and (iii) will not constitute, or be deemed to be, an admission to any Person (other than the Parties) concerning such item.

(d) Any specific factual matters disclosed in the SXE SEC Documents filed or furnished on or after January 1, 2013 and prior to June 1, 2014 (and expressly excluding any disclosures in such SXE SEC Documents to the extent they are predictive or forward-looking or otherwise general in nature) shall be deemed to have been set forth on the Schedules applicable to Southcross for purposes of Article VII; provided, however, this Section 11.15(d) shall not be applicable (and no disclosure shall be deemed to have been made unless set forth on the applicable Schedule) with respect to any Fundamental Representations or any of the representations and warranties of Southcross set forth in Sections 7.3, 7.5, 7.7 (except as to 7.7(a) to the extent such Contracts are listed as an Exhibit to any such SXE SEC Documents), 7.9 or 7.14.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.

BBTS:

BBTS BORROWER LP

By:	BBTS BORROWER GP LLC
Its General Partner

By:	/s/ P. Scott Martin
Name:	P. Scott Martin
Title:	Co-Chief Executive Officer, President and Chief Financial Officer

SOUTHCROSS:

SOUTHCROSS ENERGY LLC

By:	/s/ David W. Biegler
David W. Biegler, Chairman

COMPANY:

SOUTHCROSS HOLDINGS LP

By:	SOUTHCROSS HOLDINGS GP LLC
Its General Partner

By:	/s/ Phillip M. Mezey
Phillip M. Mezey, Chief Executive Officer

Exhibit A

Definitions

“Adjustment Amount” means an amount equal to (a) the Qualified Reimbursement Amount and (b)(i) if Closing Working Capital exceeds $5,000,000, plus the amount of such excess or (ii) if Closing Working Capital is less than negative $15,000,000, minus the absolute value of such deficiency.

“Adjustment Loss” has the meaning set forth in Section 10.9(c).

“Adjustment Statement” has the meaning set forth in Section 2.6(a).

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; provided, however, that notwithstanding the foregoing, neither Atlas nor any of its Affiliates (other than the TexStar JV Entities) shall be considered an “Affiliate” of BBTS or any member of the TexStar Group. For the purpose of the immediately preceding sentence, the terms “control” or “controlled” mean the possession, directly or indirectly, of the power, directly or indirectly, to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of equity interests in or voting rights attributable to the equity interests in such Person, by contract or agency, by the general partner of a Person that is a partnership, or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Assignment” means a membership interest and/or limited partnership interest power or assignment, or similar document or instrument of conveyance, that irrevocably assigns, transfers and conveys the Equity Interest being contributed.

“Assumed Debt Amount” has the meaning set forth in Section 2.5(g).

“Atlas” means APL SouthTex Processing Company LP, a Texas limited partnership.

“Audit Fees” has the meaning set forth in Section 2.7(h).

“Audit Firm” means PricewaterhouseCoopers LLP or such other accounting firm as the Parties may mutually select.

“Basket” has the meaning set forth in Section 10.6(a).

“BBTS” has the meaning set forth in the Preamble.

“BBTS Contribution” has the meaning set forth in Section 2.5(f).

“BBTS Credit Facility” means that certain Credit Agreement, dated as of June 4, 2013, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, among BBTS, BBTS Borrower GP LLC, a Delaware limited liability company, BBTS Guarantor LP, a Delaware limited partnership, the subsidiaries of BBTS party thereto as guarantors, the lenders party thereto from time to time, UBS AG, Stamford Branch, as administrative agent and collateral agent, and the other parties thereto.

“BBTS Director” means the director designated by the directors of the Company appointed by BBTS.

“BBTS Lender” means UBS AG, Stamford Branch, as administrative agent.

“BBTS’ Proposed Adjustment Amount” has the meaning set forth in Section 2.6(a).

“BBTS Representatives” has the meaning set forth in Section 8.2(b).

“Benefit Plan” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, if it were subject to ERISA, such as foreign plans and plans for directors, (c) each equity bonus, equity ownership, equity option, equity purchase, equity appreciation rights, phantom equity or other equity-based plan and (d) each bonus, commission, incentive, deferred compensation plan, severance, employment, consulting, retention, transaction, change-of-control, “stay,” “sale,” group insurance, retirement, health, welfare, fringe or other compensation plan, agreement, contract, arrangement or practice.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any day on which the Federal Reserve Bank of Dallas, Texas is closed.

“Claim Notice” means written notice from an Indemnified Party to an Indemnifying Party with respect to a Loss.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Working Capital” means Current Assets minus Current Liabilities.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law, and the Treasury Regulations.

“Company” has the meaning set forth in the Preamble.

“Company Indemnitees” has the meaning set forth in Section 10.1(b).

“Company GP Interest” has the meaning set forth in the Recitals.

“Company Interests” has the meaning set forth in the Recitals.

“Company LP Interest” has the meaning set forth in the Recitals.

“Confidentiality Agreement” means that certain Confidentiality and Nondisclosure Agreement, dated as of December 5, 2013, by and between SXE and TexStar LP.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

“Contract” means, with respect to any Person, any agreement, arrangement, commitment, obligation, contract, or instrument of any type whatsoever, whether oral or written, express or implied, including any concessions, conditional sales agreements, deeds of trust, guaranties, leases, license agreements, mortgages, non-competition agreements, notes, pledge agreements, purchase and sales orders, security agreements or warranties, to which a Person is a party or by which any of its properties or assets may be bound.

“Contributed Entities” means the members of the SXE Group and the members of the TexStar Group.

“Contribution Consideration” means, with respect to the BBTS Contribution and the Southcross Contribution, the respective amount set forth in the LLC Agreement representing the agreed value of such contribution.

“Controlling Person” has the meaning set forth in Section 8.13(d).

“Covered Losses” has the meaning set forth in Section 10.6(a).

“CP Deadline” has the meaning set forth in Section 10.9(a).

“Credit Facility” means the credit arrangements applicable to the Company on substantially the same terms as set forth in the SXE Commitment Letter.

“Current Assets” means the sum of all current assets of the TexStar Group (other than the TexStar JV Entities) as of the Measurement Date as determined in accordance with GAAP (as applied on a basis consistent with past practice and the preparation of the most recent balance sheet included in the TexStar Historical Financial Statements), as adjusted (whether or not making such adjustment is in accordance with GAAP) (a) to give effect to this Agreement, (b) to utilize the methodologies, principles and procedures otherwise specified in or consistent with the Sample Balance Sheet, (c) to give effect to the inclusion of receivables owed by any TexStar JV Entity to any other member of the TexStar Group and (d) to give effect to the exclusion of the following: (i) accounts receivable evidencing indebtedness, accounts and obligations owed by any member of the TexStar Group (other than the TexStar JV Entities) to any other member of the TexStar Group (other than the TexStar JV Entities), (ii) amounts receivable from Representatives of BBTS or any member of the TexStar Group (other than the TexStar JV Entities), (iii) accounts receivable aged over 90 days (other than as contemplated by clause (c) above); (iv) any amounts held in any escrow account; (v) assets arising from or related to derivative transactions or contracts; (vi) accounts receivable arising from the sale of Hydrocarbons; (vii) accounts receivable resulting from any reimbursements or similar payments in connection with Qualified Capital Expenditures; and (viii) deferred tax assets and tax refunds. A sample computation of Current Assets is illustrated in the Sample Balance Sheet.

“Current Liabilities” means the sum of all current liabilities of the TexStar Group (other than the TexStar JV Entities) as of the Measurement Date as determined in accordance with GAAP (as applied on a basis consistent with past practice and the preparation of the most recent balance sheet included in the TexStar Historical Financial Statements), as adjusted (whether or not making such adjustment is in accordance with GAAP) (a) to give effect to this Agreement, (b) to utilize the methodologies, principles and procedures otherwise specified in or consistent with the Sample Balance Sheet, (c) to give effect to the inclusion of payables owed by any member of the TexStar Group to any TexStar JV Entity and (d) to give effect to the exclusion of the following: (i) accounts payable evidencing obligations owed by any member of the TexStar Group (other than the TexStar JV Entities) to any other member of the TexStar Group (other than the TexStar JV Entities), (ii) any amounts held in any escrow account; (iii) amounts payable arising from or related to derivative transactions or contracts; (iv) amounts payable arising from the purchase of Hydrocarbons; (v) amounts payable resulting from Qualified Capital Expenditures to the extent such expenditures would be included in the Qualified Reimbursement Amount if they had been paid before the Measurement Date; (vi) liabilities arising from Transaction Expenses; and (vii) liabilities under the BBTS Credit Facility. A sample computation of Current Liabilities is illustrated in the Sample Balance Sheet.

“Debt Financing Sources” has the meaning set forth in Section 11.1(d).

“Direct Claim” has the meaning set forth in Section 10.5(a).

“Dispute Notice” has the meaning set forth in Section 2.7(b).

“Disputed Return Date” has the meaning set forth in Section 8.13(b).

“Disputing Party” has the meaning set forth in Section 8.13(b).

“Drop-Down Agreement” means a Purchase and Sale Agreement, in substantially the form attached as Exhibit B pursuant to which the Company will transfer to the SXE Group the partnership interests and membership interests in Frio LaSalle Pipeline and Frio LaSalle GP, respectively, in exchange for the consideration set forth therein.

“Easements” means the rights-of-way, easements, leases and servitudes that are used by TexStar LP and its Subsidiaries in the location, operation, maintenance, repair, replacement, use or ownership of TexStar Assets.

“Email” means electronic mail.

“Encumbrances” means any claim, lien, mortgage, deed of trust, security interest, pledge, charge, setoff, option, attachment, right of first refusal, covenant, encroachment, encumbrance, restriction or any other adverse claim of any kind, and additionally with respect to Equity Interests includes preemptive rights, rights of first offer, purchase options or other restrictions or limitations affecting transferability.

“Environmental Laws” means any federal, tribal, state, local or foreign Law (including common law), consent decree, settlement agreement, judgment, order or other legal requirement issued by or entered into with a Governmental Authority pertaining or relating to: (a) pollution or pollution control, including storm water; or (b) protection of human health from exposure to Hazardous Substances or protection, preservation or remediation of the environment. “Environmental Laws” includes the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq., the Rivers and Harbors Act, as amended 33 U.S.C. 401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the National Environmental Policy Act, as amended 42 U.S.C. 4321 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001 et seq., the Pollution Prevention Act of 1990, 42 U.S.C. §§ 13101 et seq., each as amended, and any regulations, orders and requirements thereunder, each as amended, or any equivalent or analogous state or local Laws, any regulation, order or requirements thereunder and any amendments thereto.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest (including a profits interest), unit of participation or other similar interest (however designated) in such Person and (b) any option, restricted share, restricted stock unit, stock appreciation right, profits interest, warrant, purchase right, conversion right, exchange right or other Contract which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom equity, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Estimated Adjustment Amount” has the meaning set forth in Section 2.6(b).

“Excluded Returns” has the meaning set forth in Section 8.13(b).

“Excluded TexStar Assets” means the assets set forth on Schedule 1.1(a) hereto.

“Expiration Date” has the meaning set forth in Section 10.3(a).

“Final Adjustment Amount” has the meaning set forth in Section 2.7(e).

“Final Adjustment Statement” has the meaning set forth in Section 2.7(a).

“Financing” means the full amount of the debt financing necessary to consummate the Transactions pursuant to the Commitment Letter.

“Financing Cooperation” has the meaning set forth in Section 8.17.

“Financing Source” means each Person that provides or commits to provide financing (whether as the original source or as an alternative) to Company or any of its Affiliates in connection with the Transactions, and the respective Affiliates and Representatives of any such Person, including the parties to any joinder agreements, credit agreements, indentures, or related documents entered into in connection therewith or relating thereto.

“Frio LaSalle GP” means Frio LaSalle GP, LLC, a Texas limited liability company.

“Frio LaSalle Pipeline” means Frio LaSalle Pipeline, LP, a Texas limited partnership.

“Fundamental Representations” has the meaning set forth in Section 10.3(a)(i).

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, local, or foreign government, political subdivision, or governmental or regulatory authority, agency, board, bureau, commission, instrumentality, or court, arbitral tribunal or quasi-governmental authority.

“Hazardous Substances” means any hazardous waste, hazardous substance, extremely hazardous substance, hazardous material, pollutant, contaminant, toxic substance, toxic chemical, asbestos or asbestos-containing materials, petroleum, petroleum constituents, petroleum byproducts, Hydrocarbons, naturally occurring radioactive material, each as defined in, listed or designated, or which otherwise is the subject of any rule, regulation or other requirement, pursuant to any Environmental Law.

“Holdings GP” has the meaning set forth in the Recitals.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Indebtedness” means, with respect to any Person, funded indebtedness for borrowed money owed to any other Person (whether in respect of principal, interest, prepayment penalties, reimbursement of costs and expenses, interest swap breakage fees or otherwise) and includes: (a) obligations related to drawn letters of credit or similar instruments; (b) obligations evidenced by bonds, debentures, notes and similar instruments; (c) obligations to pay the deferred purchase price of property or services; (d) obligations under leases that are required by GAAP to be classified as capital leases; (e) obligations under any currency or interest rate swap, hedge or similar protection device; and (f) Indebtedness of third parties that is either guaranteed by such Person or secured by an Encumbrance on such Person’s assets. For the avoidance of doubt, “Indebtedness” does not include trade payables or accrued expenses.

“Indemnified Party” has the meaning set forth in Section 10.4(a).

“Indemnified Taxes” means (i) any Tax of the Contributed Entities for a Pre-Closing Tax Period (as determined under Section 8.13(c) with respect to Straddle Periods); (ii) Taxes that a Contributed Entity assumes or otherwise becomes liable for by Contract, pursuant to applicable Law as a successor or transferee, or otherwise for any Pre-Closing Tax Period; (iii) Taxes that a Contributed Entity is liable for (including under Treasury Regulation section 1.1502-6 or any similar provision of state, local, or non-U.S. applicable Laws) as a result of being a member of (or leaving) a consolidated, combined or unitary Tax group on or before the Closing Date; and (iv) Taxes that a Contributed Entity is liable for as a result of the transactions contemplated by this Agreement.

“Indemnifying Party” has the meaning set forth in Section 10.4(a).

“Indemnity Notice” has the meaning set forth in Section 10.9(a).

“Intellectual Property” means patents, patent applications, trademarks, trademark registrations or applications therefor, trade names, service marks, service mark rights, logos, domain names, corporate names and associated goodwill, copyrights (including software), copyright registrations or applications therefor, trade secrets, know-how, processes, confidential business information, engineering data, maps, interpretations and other confidential and proprietary information.

“Knowledge” or any similar term means (a) with respect to BBTS, the actual knowledge of any of the Persons set forth on Schedule 1.1(b) and (b) with respect to Southcross, the actual knowledge of any of the Persons set forth on Schedule 1.1(c).

“Labor Agreement” has the meaning set forth in Section 5.7(a)(viii).

“Law” or “Laws” means any and all laws, statutes, ordinances, proclamations, codes, regulations, Permits, orders, decrees and rules of any Governmental Authority.

“LLC Agreement” means the Amended and Restated Limited Liability Agreement of Holdings GP in the form attached as Exhibit C.

“Loss” or “Losses” means all liabilities, losses, claims, damages, Proceedings, demands, assessments, adjustments, fees, fines, penalties, Taxes, judgments, orders, costs and expenses (including reasonable attorneys’ fees, expert witness fees and costs and expenses of investigation, defense and prosecution).

“LP Agreement” means the Amended and Restated Agreement of Limited Partnership of the Company in the form attached as Exhibit D, as amended before the Closing to incorporate provisions necessary to effect the creation and designation, and the issuance by the Company to BBTS at the Closing, of Preferred Equity (the amount of such Preferred Equity to be adjusted or wholly or partially redeemed as contemplated in Section 2.7(f)), such amendment to be in form and substance reasonably satisfactory to the Parties.

“Maintenance Capital Expenditures” means any cash expenditures (including expenditures for the addition or improvement to, or the replacement of, capital assets or for the acquisition of existing, or the construction or development of new capital assets) made to maintain long-term operating income or operating capacity of the TexStar Group. For purposes of this definition, “long term” generally refers to a period of not less than twelve months.

“Marketing Period” means a period of 15 consecutive calendar days following the receipt by BBTS Lender of a pro forma consolidated balance sheet (calculated at the most recent available balance sheet date) of the Company, its subsidiaries, SXE GP, and SXE and its subsidiaries, and an income statement for the twelve months most recently ended at the Closing Date, prepared after giving effect to the Transactions and such other adjustments as shall be agreed between the Company and BBTS Lender as if such transactions or adjustments had occurred as of such date.

“Material Adverse Effect” means, with respect to any Person or Persons, any change, event or development that is materially adverse to the business, financial condition or operations of such Person or Persons, taken as a whole; provided, however, that a “Material Adverse Effect” shall not be deemed to have occurred as a result of any of the following changes, events, circumstances, developments or occurrences (either alone or in combination): (a) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable generally to companies in the industries in which such Person or Persons operate; (b) changes, after the date hereof, in Laws or the interpretation of Laws by Governmental Authorities of general applicability to companies in the industries in which such Person or Persons operate; (c) actions or omissions taken with the prior written consent of the Party not at issue or as expressly required by this Agreement; (d) changes in global, national or regional political conditions (including acts of terrorism or war) or general business, economic or market conditions, in each case, generally affecting the industries in which such Person or Persons operate; or (e) changes resulting from the execution of this Agreement or the public disclosure of this Agreement or the Transactions, except, with respect to clauses (a), (b) and (d) of this paragraph, to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such Person or Persons, taken as a whole, as compared to other companies in the industry in which such Person or Persons operate.

“Measurement Date” means 11:59 p.m. (local time) on the day immediately preceding the Closing Date.

“Merger” has the meaning set forth in Section 8.16(a).

“New Frio LP” has the meaning set forth in Section 8.16(a)(ii).

“Non-Controlling Person” has the meaning set forth in Section 8.13(d).

“Non-Fundamental Representations” has the meaning set forth in Section 10.3(a)(ii).

“NYSE” means the New York Stock Exchange.

“Offered Assets” has the meaning set forth in Section 8.12(a).

“Operative Documents” means this Agreement and the other documents, instruments and certificates contemplated hereby or in respect of the Related Transactions.

“Ordinary Course of Business” means the ordinary course of business of such Person consistent with past custom and practice.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outside Date” has the meaning set forth in Section 9.1(d).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrances” means:

(a) Encumbrances for Taxes that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, provided in each case that adequate reserves (in accordance with GAAP) have been made in respect thereof;

(b) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Encumbrances arising or incurred in the Ordinary Course of Business that are not yet due and payable;

(c) rights of use, easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, grazing rights, and logging rights on, over or through the applicable asset and other minor defects or irregularities in title, or encumbrances on, the applicable asset that do not materially affect or impair the use or operation or the cost of operation of the asset to which they relate or the ability of the specified Person to conduct its business;

(d) zoning, municipal planning, building codes or other applicable Laws regulating the use, development or occupancy of real property, including building and use restrictions and covenants;

(e) the terms and conditions of the instruments creating the asset, provided that no current violations exist with respect to same;

(f) the terms of any Contract in existence as of the date hereof to which such Person is party;

(g) Encumbrances that will be fully released at or prior to Closing; and

(h) (i) with respect to the members of the TexStar Group, defects that Southcross waives in writing pursuant to a separate agreement, and (ii) with respect to the SXE Group, defects that BBTS waives in writing pursuant to a separate agreement.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or any other entity.

“Post-Closing Returns” has the meaning set forth in Section 8.13(b).

“Post-Closing Tax Event” means: (a) amending a Tax Return of any of the Contributed Entities for a Pre-Closing Tax Period; (b) extending or waiving the applicable statute of limitations with respect to a Tax of any of the Contributed Entities for a Pre-Closing Tax Period; (c) filing any ruling request with any Governmental Authority that relates to Taxes or Tax Returns of any of the Contributed Entities for a Pre-Closing Tax Period; (d) filing Tax Returns or paying Taxes for a Pre-Closing Tax Period in jurisdictions that any Contributed Entity did not previously file a Tax Return (or pay Taxes) for such periods; (e) making, changing or rescinding any Tax election, adopting or changing any Tax accounting method; and (f) surrendering any right to claim a refund of Taxes, or taking any action or entering into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset (including a refund of any Tax), in each case, with respect to any Pre-Closing Tax Period.

“Post-Closing Tax Period” means any taxable period other than a Pre-Closing Tax Period, including the portion of a Straddle Period beginning on the date following the Closing Date as determined in Section 8.13(c).

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date, including the portion of a Straddle Period ending on the Closing Date as determined in Section 8.13(c).

“Preferred Equity” means a limited partnership interest in the Company that is non-voting and is entitled to a preferred return of 7% per annum, and when the face amount of such equity and such preferred return is paid in full, is not entitled to any other distributions, rights, preferences or privileges under the LP Agreement.

“Proceeding” means any claim, action, suit, investigation or inquiry before or by any Governmental Authority or arbitrator.

“Qualified Capital Expenditures” means those activities creating an increase in book entries for “property, plant and equipment” according to GAAP by any member of the TexStar Group for such activities performed during the period from March 1, 2014 through the Measurement Date (to the extent the related project is set forth in the TexStar Capex Budget) for the construction of new capital assets or the replacement, improvement or expansion of existing capital assets, in each case, if and to the extent such construction, replacement, improvement or expansion is made to increase, over the long-term, the operating capacity or operating income of the TexStar Group existing immediately before such construction, replacement, improvement, expansion or capital contribution. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months. Notwithstanding the foregoing, the term “Qualified Capital Expenditures” shall not include any Maintenance Capital Expenditures.

“Qualified Reimbursement Amount” means an amount equal to the cash expended by any member of the TexStar Group in payment for Qualified Capital Expenditures.

“Redirected Distribution Amount” has the meaning given such term in the LP Agreement.

“Related Affiliates” means (a) TexStar Midstream Products GP, LLC, a Texas limited liability company, (b) TexStar Midstream Products, LP, a Texas limited partnership, (c) TexStar Midstream Operating, LLC, a Texas limited liability company, and (d) TexStar Midstream II GP, LLC, a Texas limited liability company (successor to TexStar Crude Oil Services, LP, TexStar Midstream Transport, LP, and TexStar COP, LP).

“Related Transactions” means the transactions contemplated by the Credit Facility, the SXE Credit Facility and the Drop-Down Agreement.

“Release” means any depositing, spilling, leaking, pumping, pouring, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Representatives” means (a) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party, (b) any consultant or agent retained by a Party or the parties listed in subsection (a) above and (c) any bank, other financial institution or entity funding, or proposing to fund, a Party or its Affiliates.

“ROFO Notice Period” has the meaning set forth in Section 8.12(b).

“ROFO Offer Notice” has the meaning set forth in Section 8.12(c).

“Sample Balance Sheet” means the balance sheet attached as Exhibit E providing an illustrative calculation of Current Assets and Current Liabilities.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Change of Control Offer” has the meaning given to such term in the SXE Partnership Agreement.

“Sharing Ratio” has the meaning given such term in the LLC Agreement.

“Southcross” has the meaning set forth in the Preamble.

“Southcross Contribution” has the meaning set forth in Section 2.5(a).

“Southcross Director” means the director designated by the directors of the Company appointed by Southcross.

“Southcross Indemnitees” has the meaning set forth in Section 10.1(a).

“Southcross Representatives” has the meaning set forth in Section 8.2(a).

“Specified Person” has the meaning set forth in Section 4.1.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Straddle Return” means a Tax Return of, or that includes, a Contributed Entity for a Straddle Period, excluding an Excluded Return.

“Subject Losses” has the meaning set forth in Section 10.9(a).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“SXE” has the meaning set forth in the Recitals.

“SXE Assets” means all of the assets owned or used by the SXE Group.

“SXE Business” means the business of natural gas gathering, processing, treating, compression and transportation services, crude oil transportation services and NGL fractionation and transportation services conducted by the SXE Group as of the date hereof.

“SXE Company Interest” has the meaning set forth in Section 6.7(a).

“SXE Commitment Letter” means a commitment letter from the lender parties to SXE dated June 11, 2014.

“SXE Contract” has the meaning set forth in Section 7.7(a).

“SXE Credit Facility” means the credit arrangements applicable to SXE on substantially the same terms as set forth in the SXE Commitment Letter.

“SXE ERISA Affiliate” has the meaning set forth in Section 7.18(a).

“SXE Financial Statements” has the meaning set forth in Section 7.4.

“SXE GP” has the meaning set forth in the Recitals.

“SXE GP Interest” has the meaning set forth in the Recitals.

“SXE Group” means SXE and SXE GP and each of their Subsidiaries.

“SXE Historical Financial Statements” has the meaning set forth in Section 7.4.

“SXE Interests” has the meaning set forth in the Recitals.

“SXE Latest Financial Statements” has the meaning set forth in Section 7.4.

“SXE LP Interest” has the meaning set forth in the Recitals. For purposes of this Agreement, the term “SXE LP Interest” shall include any additional common units, subordinated units and Series A preferred units of SXE acquired by Southcross after the date hereof and on or before the Closing Date (including, for the avoidance of doubt, any common units acquired by Southcross in connection with the Series A preferred unit conversion contemplated by the Series A Change of Control Offer).

“SXE Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of SXE, dated as of April 12, 2013, as amended from time to time.

“SXE SEC Documents” means all reports, schedules, forms, statements, financials and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by SXE with the SEC since January 1, 2014 subject to applicable extensions.

“T2 EF Gathering” means T2 Eagle Ford Gathering Company LLC, a Delaware limited liability company.

“T2 EFC” means T2 EF Cogeneration LLC, a Texas limited liability company and wholly-owned Subsidiary of T2 EFC Holdings.

“T2 EFC Holdings” means T2 EF Cogeneration Holdings LLC, a Delaware limited liability company.

“T2 LaSalle” means T2 LaSalle Gas Utility LLC, a Texas limited liability company and wholly-owned Subsidiary of T2 LaSalle Gathering.

“T2 LaSalle Gathering” means T2 LaSalle Gathering Company LLC, a Delaware limited liability company.

“T2GU” means T2 Gas Utility LLC, a Texas limited liability company and wholly-owned Subsidiary of T2 EF Gathering.

“Target Closing Date” has the meaning set forth in Section 2.1.

“Tax Claim” has the meaning set forth in Section 8.13(d).

“Tax Proceedings” has the meaning set forth in Section 8.13(d).

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement relating to Taxes, including any attachment thereto and any amendment thereof.

“Taxes” means (a) all federal, state, local and foreign income, gross income, profits, ad valorem, severance, production, gain, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, goods and services, license, payroll, franchise, real property, personal property, fuel, severance, transfer, and recording taxes or other assessments, fees, and charges, imposed by any Government Authority, including any interest, penalty or addition thereto, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated or combined group for any period; and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of the operation of Law or any express or implied obligation to indemnify any other Person.

“TexStar” means, together, TexStar LP and TexStar GP.

“TexStar Assets” means all of the assets owned or used by the TexStar Group, other than the Excluded TexStar Assets.

“TexStar Business” means the business of natural gas gathering, processing, treating, compression and transportation services, crude oil transportation services and NGL fractionation and transportation services conducted by the TexStar Group as of the date hereof.

“TexStar Capex Budget” means the capital expenditure plan set forth on Schedule 1.1(d) related to capital expenditures to be incurred after the date hereof.

“TexStar Contracts” has the meaning set forth in Section 5.7(a).

“TexStar ERISA Affiliate” has the meaning set forth in Section 5.18(a).

“TexStar Excluded Return” means an Excluded Return that includes a member of the TexStar Group.

“TexStar Financial Statements” has the meaning set forth in Section 5.4.

“TexStar GP” has the meaning set forth in the Recitals.

“TexStar GP Interest” has the meaning set forth in the Recitals.

“TexStar Group” means TexStar GP, TexStar LP, Frio LaSalle GP, Frio LaSalle Pipeline, TexStar Midstream T/U, TexStar Midstream Utility and TexStar Transmission.

“TexStar Historical Financial Statements” has the meaning set forth in Section 5.4.

“TexStar Indemnitees” has the meaning set forth in Section 10.2(a).

“TexStar Interests” has the meaning set forth in the Recitals.

“TexStar JV Entities” means T2 EFC Holdings, T2 EF Gathering and T2 LaSalle Gathering and each of their respective Subsidiaries.

“TexStar Latest Financial Statement” has the meaning set forth in Section 5.4.

“TexStar LP” has the meaning set forth in the Recitals.

“TexStar LP Interest” has the meaning set forth in the Recitals.

“TexStar Midstream T/U” means TexStar Midstream T/U GP, LLC, a Texas limited liability company.

“TexStar Midstream Utility” means TexStar Midstream Utility, LP, a Texas limited partnership.

“TexStar Rich Gas Restructuring” means assigning all of the assets and rights of way owned by members of the TexStar Group to a newly formed entity in order to more easily effectuate the transactions contemplated by the Drop-Down Agreement.

“TexStar Transmission” means TexStar Transmission, LP, a Texas limited partnership.

“Third Party Debt” means all (a) outstanding indebtedness for borrowed money owed to any Person (other than (i) in the case of the TexStar Group, any other member of the TexStar Group, and (ii) in the case of the SXE Group, any other member of the SXE Group) and (b) outstanding indebtedness of any third person that is guaranteed by, or secured by a lien on any assets or Equity Interests of, (i) in the case of the TexStar Group, any member of the TexStar Group, and (ii) in the case of the SXE Group, any member of the SXE Group.

“Third Person Claim” has the meaning set forth in Section 10.4(a).

“Transaction Expenses” has the meaning set forth in Section 8.8.

“Transactions” means the transactions contemplated by this Agreement and the other Operative Documents, including the BBTS Contribution and the Southcross Contribution.

“Transfer Notice” has the meaning set forth in Section 8.12(a).

“Transfer” has the meaning set forth in Section 8.12(a).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Waived ROFO Transfer Period” has the meaning set forth in Section 8.12(d).

“WARN Act” has the meaning set forth in Section 5.17(b).